Exhibit 10.2

OPERATIONS, MAINTENANCE AND ANCILLARY SERVICES AGREEMENT

Between

STRONGHOLD DIGITAL MINING HOLDINGS, LLC

(“Owner”)

And

OLYMPUS STRONGHOLD SERVICES, LLC

(“Provider”)

Dated as of:

November 2, 2021

TABLE OF CONTENTS

Article 1 THE AGREEMENT		2

1.1	Purpose	2
1.2	Contract Documents	2
1.3	Timely Approval	2

Article 2 ENGAGEMENT OF PROVIDER		2

2.1	Engagement of Provider	2
2.2	General Operational Goals	2
2.3	Standards for Performance of Services	3
2.4	Operations and Maintenance Services	3
2.5	Ancillary Services	13
2.6	Capital Additions, and Improvements	16
2.7	Cost Plus.	16

Article 3 OWNER’S DUTIES		16

3.1	General Responsibilities	16
3.2	Owner to Provide	16
3.3	[Section Reserved].	18
3.4	[Section Reserved].	18
3.5	Owner’s Insurance	18
3.6	Permits	18
3.7	Compliance with Applicable Laws	18
3.8	Enforcement of Agreements	18
3.9	Direct Cost	18
3.10	Environmental Matters and Site Conditions	18

Article 4 ANNUAL OPERATING PLAN		19

4.1	Annual Operating Plan	19
4.2	Disputes Regarding Annual Operating Plan	20
4.3	Adoption of Annual Budget	20
4.4	Failure to Agree Upon Annual Budget	20
4.5	Initial Annual Budget	21

Article 5 PRICE AND PAYMENT TERMS, CHANGE ORDERS AND CLAIMS BY PROVIDER		21

5.1	Payments	21
5.2	Interest	24
5.3	Disputed Payments	24
5.4	Method of Payment	24

i

5.5	Income Taxes	24
5.6	[Section Reserved]	24
5.7	Change Orders	25
5.8	Claims by Provider	25
5.9	Set-Off	26

Article 6 TERM		26

6.1	Term of Agreement	26
6.2	Permanent Closing.	26
6.3	Early Termination	27
6.4	Separate Agreements.	27

Article 7 REPRESENTATIONS AND WARRANTIES OF PROVIDER		27

7.1	General Representation	27

Article 8 REPRESENTATIONS AND WARRANTIES OF OWNER		28

8.1	General Representation	28

Article 9 INDEMNIFICATION		29

9.1	Covered Events	29
9.2	Limitations on Indemnification	30
9.3	No Consequential or Insured Damages	30
9.4	Special Hazardous Substances Indemnification	30
9.5	Indemnity Regarding Intellectual Property	31

Article 10 EVENTS OF DEFAULT; REMEDIES		31

10.1	Provider Events of Default	31
10.2	Owner’s Remedies	32
10.3	Owner’s Event of Default	33
10.4	Provider’s Remedies	33
10.5	Transfer of Provider’s Responsibilities	34
10.6	Notice to Lenders of an Owner Event of Default	34
10.7	Right of Lenders to Cure	34

Article 11 LIMITATION ON LIABILITY		35

11.1	Maximum Liability of Provider	35

ii

Article 12 INSURANCE		35

12.1	Provider Insurance Coverage	35
12.2	Additional Insureds	36
12.3	Independent Contractor’s Coverages	36
12.4	Other Requirements	36
12.5	Owner Insurance Coverage	37
12.6	Proof of Insurance.	37
12.7	Form and Content of Insurance	38
12.8	Additional Insurance Provisions	38

Article 13 FORCE MAJEURE		39

13.1	Definitions	39
13.2	Force Majeure Event Procedure	39
13.3	Mitigation and Closing	39

Article 14 DISPUTES		40

14.1	Negotiation	40
14.2	Mediation	40
14.3	Litigation	40
14.4	General	40

Article 15 ASSIGNMENT		40

15.1	Assignment	40
15.2	Financing Assignments	41
15.3	Other Assignments	41

Article 16 MISCELLANEOUS

16.1	Notices	41
16.2	Independent Contractor	41
16.3	Books, Records, Access Thereto	42
16.4	Entire Agreement	42
16.5	No Waiver	42
16.6	Severability	42
16.7	Governing Law, Jurisdiction of Courts	42
16.8	Further Assurances	43
16.9	Survival of Representations and Warranties	43
16.10	Captions	43
16.11	Conflicting Provisions	43
16.12	Counterparts	43
16.13	Confidential and Proprietary Information	44

iii

OPERATIONS, MAINTENANCE AND ANCILLARY SERVICES AGREEMENT

THIS OPERATIONS, MAINTENANCE AND ANCILLARY SERVICES AGREEMENT (the “Agreement”) dated effective as of November 2, 2021 (the “Effective Date”) by and between Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company organized under the laws of Delaware, having its principal office at 595 Madison Avenue, 28th Floor, New York, NY, 10022 (hereinafter “Owner”) and Olympus Stronghold Services, LLC, a Delaware limited liability company organized under the laws of Delaware (hereinafter the “Provider”), having its principal place of business at 19 Headquarters Plaza, West Tower – 8th Floor, Morristown, NJ 07960 (Owner and Provider are sometimes referred to individually herein as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, reference is made to that certain Equity Capital Contribution Agreement (the “ECCA”), dated July 9, 2021 by and between Panther Creek Reclamation Holdings, LLC and Owner, pursuant to which Owner purchased indirectly the ownership interests in a 94MW waste coal power production plant, located in Nesquehoning, Pennsylvania (the “Panther Creek Plant”);

WHEREAS, reference is made to that certain Acquisition and Contribution Agreement (the “ACA”), dated April 1, 2021 by and between Aspen Scrubgrass Participant, LLC and Q Power LLC, a Delaware limited liability company and affiliate of Owner, pursuant to which Owner acquired indirectly the ownership interests in a 87MW waste coal power production plant, located in Venango County, Pennsylvania (the “Scrubgrass Plant” and together with the Panther Creek Plant, the “Plants”, and each individually a “Plant”);

WHEREAS, Owner intends to house its Digital Mining Operations at the Plants (the Plants and the Digital Mining Operations, collectively, the “Facilities”);

WHEREAS, Owner requires a qualified, competent and experienced Provider to perform the Services (as defined herein) required for the continued operation and maintenance of each of the Plants;

WHEREAS, pursuant to this Agreement, Provider will operate and maintain the Plants, as well as provide Ancillary Services to Owner, as more particularly set forth herein; and

WHEREAS, for the avoidance of doubt, this Agreement does not encompass the operations or maintenance of the Digital Mining Operations;

NOW THEREFORE, in consideration of the mutual promises set forth herein and in the ECCA and ACA, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
THE AGREEMENT

1.1	Purpose. The purpose of this Agreement is to define the terms under which the Provider shall operate and maintain the Plants and provide ancillary services to Owner.
1.2	Contract Documents. The following Appendices and Exhibits are attached hereto and incorporated into this Agreement by reference:

Appendix A Definitions

Appendix B Owner’s Project Agreements List

1.3

Timely Approval.  If upon due notice from Provider, Owner shall fail to timely approve or disapprove of matters requiring Approval, Provider shall continue to operate the Plant in accordance with Section 2.2, resolving such matters requiring Approval in a manner consistent with Good Utility Practice until receipt of written instructions from Owner to the contrary; provided, however, in the absence of a timely response from Owner for Approval of any Annual Operating Plan as set forth in Article 4, or for any other matter which would materially and adversely affect any such Plan, Provider shall continue to operate, without additional liability to Provider, in accordance with the Annual Operating Plan previously Approved by Owner until receipt of written instructions from Owner to the contrary.

Article 2
ENGAGEMENT OF PROVIDER

2.1

Engagement of Provider.  Beginning upon the Effective Date and continuing during the Term of this Agreement, Owner hereby engages Provider and Provider accepts such engagement to operate and maintain the Plants and to perform the Services (as hereinafter defined), all on the terms and conditions more fully described in this Agreement.  At Provider’s discretion, Provider can delegate certain fuel-related services to an Affiliate to comply with MSHA regulations. This delagee shall enjoy the same rights and privileges as the Provider hereunder, as appropriate, with regard to the provision of such fuel-related services.

2.2

General Operational Goals.  Subject to Section 2.3, Provider shall perform the Services in a manner that is intended to: (a) maximize Plant Income; (b) optimize the useful life of the Plant; (c) minimize Plant downtime and disruption; (d) comply with the requirements of any PPA or other Owner Off-Take Agreements; (e) comply with the written recommendations (including warranty requirements) of the suppliers of equipment for the Plant; (f) comply with Applicable Laws and Governmental Requirements; (g) operate the Plants in a safe and reliable manner; and (h) minimize expenses and liabilities, including fuel costs supplied by Owner.  If from time to time, in connection with the provision of Services, Provider determines there to be any material conflict in achieving the goals set forth in this Section 2.2, Provider shall notify Owner thereof and proceed to perform such Services as reasonably directed by Owner and the same shall not be deemed to be a basis for an entitlement to a Change Order.

Absent sufficient time to notify Owner in cases of an emergency, or absent timely directions from Owner after notification of Owner, Provider shall resolve all such conflicts in a manner consistent with Good Utility Practice and the provisions of this Section 2.2.

2.3	Standards for Performance of Services. Throughout the Term of this Agreement, the Provider shall perform its obligations in accordance with Good Utility Practice.
2.4

Operations and Maintenance Services.  The following services listed in this Section 2.4 (“Operations and Maintenance Services”) shall be performed by the Provider for the Plants beginning upon the Effective Date and ending upon expiration or other termination of this Agreement: Provider shall operate and maintain the Plants in accordance with Good Utility Practice, the general operating goals set forth in Section 2.2, and the provisions of this Agreement and the appendices thereto.  Provider shall, in fulfilling its operation and maintenance obligations hereunder, provide any and all operation, maintenance, and installation services (including, without limitation, the Operations and Maintenance Services in Sections 2.4 and 2.6) necessary and prudent in order to safely, dependably and efficiently operate, maintain and repair the Plants consistent with Good Utility Practice, the provisions of Article 2 hereof, and any other provisions of this Agreement.

2.4.1

Administrative Services.  Throughout the Term, Provider shall be responsible for the administration of all activities required to carry out the Operations and Maintenance Services except for those activities stated in Article 3 as Owner’s duties.  Provider’s responsibilities include, but are not limited to, the following:

2.4.1.1

Personnel.  Provider shall provide and make available, all such O&M Plant Staff and specialized contractors or consultants as are required to perform the Operations and Maintenance Services.  Provider covenants, represents and warrants that its O&M Plant Staff shall be qualified and experienced in operating power plants comparable to the Plants or similar operations generally and that all O&M Plant Staff shall be qualified and experienced in the duties to which they are assigned and shall meet the requirements for Plant personnel under Good Utility Practice.  Provider shall from time to time provide Owner with such information as is reasonably requested by Owner relating to Provider’s guidelines for hiring O&M Plant Staff, Provider’s employment policies and standards, and such other related information reasonably requested by Owner.  Provider shall comply with all applicable labor and employment laws and shall exercise control over labor relations in a reasonable manner consistent with the intent and purpose of this Agreement.  At all times, Provider shall retain sole authority, control, and responsibility with respect to labor matters in connection with the performance of the Operations and Maintenance Services.  All personnel decisions shall remain in the sole discretion of Provider.

Owner retains the right to Approve Provider’s initial O&M Plant Staff plan, which Approval shall not be unreasonably withheld.
2.4.1.2

Accessories and Consumables.  Provider shall review existing inventory and recommended Accessories and Consumables lists if any, making recommendations to the Owner as to any different requirements for Owner’s Approval and thereafter, upon receipt of Owner’s Approval, proceeding with procurement of such Accessories and Consumables as a Direct Cost.  Alternatively, the Provider may, at the Owner’s request, purchase Accessories and Consumables on a Reimbursable Expense basis.

2.4.1.3

Fuel.  All contracts for the procurement of Fuel shall be entered into by Owner and administered and enforced by Owner.  As directed by Owner, Provider shall ensure the proper management of Fuel deliveries under the Fuel Supply Contracts so as to maintain adequate Fuel inventories to meet all requirements of the Plants and Owner’s Off-Take Agreements under any PPA or other Owner Agreements, subject to any limitations set forth in the Fuel Supply Contract(s).

2.4.1.4

Administrative Procedures.  The Provider shall maintain at all times a detailed set of Administrative Procedures.  The Administrative Procedures shall, in all material respects, (a) be in compliance with all Applicable Laws; (b) be consistent with this Agreement; and (c) incorporate those requirements relating to accounting, reporting, and other administrative matters as are set forth in the Owner’s Off-Take Agreements, the Project Agreements and insurance policies required to be maintained hereunder, as applicable.  The Provider shall prepare and deliver to Owner from time to time any amendments or modifications to the Administrative Procedures that the Provider may deem necessary in the performance of the Operations and Maintenance Services.

2.4.1.5

Utility Services and Power Sales.  The Provider shall be responsible for administering all utility contracts (including those utilities provided or sold under any Fuel Supply Contracts, and excluding those utilities provided or sold under the Owner’s Off-Take Agreements, or other Owner Agreements).

For power sold to Owner’s customers under any Off-Take, PPA, or other Owner Agreements, the Provider shall prepare and verify Owner’s statements showing the energy and capacity delivered to such customers by, among other things, reviewing and confirming the readings on Plant billing meters and computing the amounts due the Owner under the Off-Take Agreements, PPA or other Owner Agreements.  Provider shall interface and coordinate with Owner’s customers on all matters relating to the Off-Take Agreements, PPA or other Owner Agreements, except as may be otherwise provided for under this Agreement or as directed by Owner or any duly authorized representative of the Owner.

2.4.1.6

Administrative Operations.  Provider shall employ, in addition to the Plant manager, sufficient administrative assistance at the Site and at its home office for maintaining adequate files and records to support the administration and management of the logistics, operation, and maintenance activities. These records shall be in sufficient detail to support all Operations and Maintenance Services, including all actions and requests regarding inventory of Spare Parts and Consumables, operations, maintenance, performance records of each item of major equipment, Fuel consumption, and other required tasks under this Agreement.

2.4.1.7

Licenses and Permits.  At the request of Owner, Provider shall assist Owner in securing, maintaining and complying with any permit, license, or other Governmental Approval required to be obtained by Owner for the ownership or operation of the Plants.  Copies of all such permits, licenses and other Governmental Approvals shall be retained by Provider at the Plants with the originals being forwarded to Owner.

2.4.1.8

Compliance with Project Agreements.  Provider shall use commercially reasonable efforts to operate and maintain the Plants in a safe and efficient operating condition in accordance with Good Utility Practice and in a manner necessary to comply, in all material respects, with maintenance schedules and with Owner’s obligations under the Owner’s Off-Take Agreements, the PPA, or other Owner Agreements and any amendments thereto and any new agreements with respect to the Plants, which, in each case, have been or will be timely provided to Provider by Owner.  Owner shall notify Provider of the execution or amendment of each agreement affecting the Plant or the operation thereof that relates to the performance of the Operations and Maintenance Services.  Provider shall review any such agreements or any PPA made available by Owner to familiarize itself with any provisions thereof affecting or relating to the provision of the Operations and Maintenance Services.

2.4.1.9

Reporting. The Provider shall provide Asset Manager with reasonable operations and maintenance reports in form and substance reasonably acceptable to Owner, including, without limitation, monthly and annual financial analysis.

2.4.1.10	Management of Direct Cost. Owner and Provider hereby acknowledge that it is the intent of Owner to incur all costs associated with the operation of the Plant as a Direct Cost with the exception of Reimbursable Expenses, Management Fee, Insurance Amount, Extraordinary Services, and Payroll Costs, incurred or considered direct Provider costs, expenses or amounts, which shall be invoiced to Owner by Provider in accordance with the provisions of Article 5.  The Provider shall develop the required purchasing procedures to be included in the Administrative Procedures.  Provider shall make all purchases for Direct Costs using such purchase orders on behalf of Owner without requiring further Owner Approval, provided that the purchase is contemplated under the Annual Budget as a Direct Cost and the purchase order is less than ten thousand ($10,000.00) dollars or equivalent at the time of purchase, provided further that Provider shall provide prompt written notice to Owner if the aggregate amount of all such purchases exceeds two hundred fifty thousand dollars ($250,000.00) in any given Operating Year. In the event that the amount of the purchase order is contemplated under the Annual Budget as a Direct Cost and the purchase order exceeds ten thousand ($10,000.00) dollars but is less than fifty thousand ($50,000.00) dollars or equivalent at the time of purchase, then the Provider will notify the Owner.  In the event that the amount of the purchase order exceeds fifty thousand ($50,000.00) dollars, is not an Emergency, is not contemplated under the Annual Budget or will exceed any Annual Budget category by more than five percent (5%) of the amount contemplated in the Annual Budget, Provider shall have Owner sign and issue the purchase order.  In the event that the amount of the purchase order exceeds above limitations, and in the opinion of the Provider the purchase is required to prevent or correct an Emergency, the Provider shall make every reasonable effort to obtain Owner’s written or verbal approval. However, if such approval cannot be obtained Provider is authorized to issue the required purchase order to minimize or eliminate the Emergency.  Owner shall provide Provider access to a site checking account or debit card, funded by Owner with authorization to write checks drawn on this account or to execute purchase transactions using the debit or credit card for purchases contemplated in the Annual Budget without further approval from Owner for purchases that are not practicably made with a purchase order.  Owner shall determine the initial amount of the account based on the expected amount of such purchases.  Provider shall reconcile and submit all receipts and other reasonable support documentation required by Owner monthly or any time that the account reaches twenty five percent (25%) of the agreed upon amount.  Owner shall promptly fund the account after receiving a reconciliation reasonably acceptable to Owner and a request for funding.

2.4.1.11

Contractual Compliance. Provider will oversee compliance of the Facilities with all of the following contractual obligations of the Owner relating to the Facilities: purchase orders of all third-party vendors, equipment leases, permits, fuel agreements, ash agreements, Off-Take Agreements, agreements for maintenance services, agreements for consumables of the Plants, and any other such agreements relating to the operation and maintenance of the Facilities, in all cases to the extent provided to Provider by Owner.

2.4.2

Operations.  Provider shall operate the Plants in accordance with the Operations and Maintenance Manuals currently in Provider’s possession or furnished by Owner, as modified and supplemented by the dictates of experience and Good Utility Practice, and in accordance with the provisions of this Agreement.  Provider acknowledges that certain limitations on operations are imposed by the permits for the Plants and the Project Agreements, and Provider shall operate the Plants at all times in compliance therewith, and the other provisions of this Agreement.

2.4.2.1

Care, Custody and Control.  Subject to the terms of this Agreement, as of the Effective Date, Provider shall assume complete charge of, and have care, custody and control over, the Plants and Sites at the direction of the Owner.  During the period following the Effective Date, the Provider shall assist the Owner by reviewing existing Plant Operations and Maintenance Manuals and records, both physical and electronic.

2.4.2.2

Review of Accessories and Consumables.  Provider shall advise Owner with respect to any changes in the list of recommended Accessories and Consumables to be carried in inventory at the Plants.  Provider shall continue to monitor and coordinate the purchase of said Accessories and Consumables through the Term of this Agreement.

2.4.2.3	Training. The Provider shall be responsible for employing and training personnel charged to the Owner’s account to operate the Plants.
(i)

The Provider shall establish a regular training program for its personnel designed to keep such personnel informed of existing Operating Procedures and any additions or modifications thereto.  The Provider shall provide such training for such personnel throughout the Term.

(ii)

The Provider shall be responsible for the training of all replacement and additional personnel employed by the Provider at the Plants.  Such training shall be performed in accordance with the Provider’s regular training procedures and shall be sufficient to enable new personnel to perform the Services in accordance with Good Utility Practice.
(iii)	Whenever required by Applicable Laws, the Provider shall employ only licensed personnel to perform professional services.
2.4.2.4

Operational Plans and Procedures.  Provider shall carry out routine and emergency operations in accordance with formal procedures and checklists (“Operating Procedures”) which shall, with respect to each item of equipment, be developed in accordance with the manufacturers’ instructions and requirements and Good Utility Practice.

2.4.2.5

Emergency.  In the event of an Emergency, Provider shall take such action as shall be reasonable and necessary to prevent, avoid or mitigate any injury to individuals, or damage or loss to property and shall, as soon as practicable, report any such material incident, including Provider’s response thereto, to Owner.  Plant Emergency response plans (as required by Governmental Persons), and the recommendations of Emergency authorities, shall be followed as appropriate.

2.4.2.6	Annual Budget. Provider shall prepare the Annual Budget as required by Section 4.3.
2.4.2.7

Records.  Operating logs and equipment records shall be kept for historical and auditing purposes.  The equipment sheets shall be maintained in accordance with the applicable equipment manufacturers’ manuals, if any, based on the frequency of inspections and type of readings required and Good Utility Practice.  All such records may be updated and maintained in either physical or electronic form as deemed appropriate in the discretion of the Provider.

2.4.2.8

Safety Clearance Tag Procedures.  Provider shall implement a safety clearance tag procedure consistent with Good Utility Practices for the safety of personnel and equipment.  Safety clearance tagging procedure logs shall be maintained by the Provider and shall be available at the Plants for inspection.

2.4.2.9

Safety.  Provider shall implement and follow the site-specific safety and security procedures currently in place, or as altered from time to time (the “Safety and Security Procedures”), and shall conduct its operations at the Plants in such a manner as to minimize the risk of bodily harm to persons or damage consistent with Good Utility

Practice. Without limiting the generality of the foregoing, Provider shall:
(a)	Maintain accurate accident and injury reports and make the same available at the Plants for inspection at all times;
(b)	Train all Plant personnel in safety practices and requirements;
(c)	Maintain a supply of functioning and suitable safety equipment and enforce the use of such equipment by its employees and visitors;
(d)	Make regular safety inspections of the Plants;
(e)	Instruct Plant personnel in the proper use and handling of Hazardous Substances;
(f)	Meet all regulations pertaining to posting, handling, and notifications of Hazardous Substances;
(g)	Hold safety meetings and publish monthly minutes of the same; and
(h)	Meet all safety regulations in compliance with Applicable Law.
2.4.2.10

Security.  The Provider shall initiate and maintain reasonable security precautions and programs to protect the Plants against vandalism, theft, arson, or other similar actions; provided that, except in the case of an emergency, all such precautions and programs shall be subject to Owner’s prior approval.  Notwithstanding the foregoing, Provider shall comply with all local security conditions as may be specifically required by the Plants site location and the immediately surrounding areas.

2.4.2.11

Inspection.  Provider shall ensure that the Plants will at all reasonable times be open to Owner and if applicable Owner’s Lenders for inspection and review of operations and maintenance practices, and, in the case of Owner and Lenders, for tours during normal business hours.  Any such inspections shall be carried out so as not to materially interfere with Provider’s activities at the Plants and, in the case of inspections by Lenders, shall be subject to such prior notice to Provider as is authorized by the Project Agreements.

2.4.2.12	Applicable Laws. Provider shall perform its obligations and duties under this Agreement and shall operate and maintain the Plants in compliance with all Applicable Laws. Provider must make available and shall post in the Plants any Provider’s licenses held by personnel provided by Provider and any permits provided to, or by Provider, or Owner.
2.4.2.13

Waste Disposal and Hazardous Substances.  Provider shall use reasonable best efforts to minimize quantities of waste generated by the Plants and the disposal cost of such wastes.  Provider shall comply with the requirements of the water treatment and wastewater discharge system within the design limitation of the system (and any back-up system implemented by Owner) while operating in compliance with all Governmental Approvals and applicable Governmental Requirements.  To the extent that Provider reasonably believes continued operation of the Plants will violate any Governmental Requirements, Provider shall be authorized to cut back on operations, or, if necessary, shut down a Plant without liability to Provider.  Prior to taking any such action, Provider will attempt, using reasonable best efforts, to consult with Owner.  Provider shall handle and arrange for, on Owner’s behalf, the disposal of solid and liquid waste and Hazardous Substances generated by or at the Plants by licensed, insured, competent and professional contractors in a safe manner and in accordance with all Governmental Approvals and Governmental Requirements applicable thereto.  Ownership of all such Hazardous Substances shall remain with Owner and Provider shall not be considered a “generator” of such Hazardous Substances for purposes of applicable Governmental Requirements. Furthermore, Provider shall have no liability for any Hazardous Substances that are pre-existing as of November 1, 2021 at the Scrubgrass Plant.  Provider shall prepare contracts, in the name of Owner, subject to Owner’s approval, for Hazardous Substance management, transportation and/or disposal services with third party independent contractors; provided, that Provider shall recommend only those contractors that are properly licensed, insured and competent to perform the required services in a safe manner and in material compliance with all applicable Governmental Requirements and Governmental Approvals.  Provider shall maintain Hazardous Substance disposal records in accordance with applicable Governmental Requirements and Good Utility Practice.  Provider shall not destroy or dispose of any such records without the prior written approval of Owner.  Upon expiration of the Term or earlier termination of this Agreement, Provider shall deliver to Owner copies of all such Hazardous Substance disposal records.  Such services for Hazardous Substance management, transportation and/or disposal services with third party independent contractors shall constitute Direct Costs.

2.4.3	Maintenance Services. Provider shall schedule and be responsible for all Plant maintenance and repairs (but not for replacement of equipment necessitated by any forced outage), including the performance of on Site maintenance and repairs during Scheduled, partial forced, forced and Maintenance Outages and (to the extent not otherwise a forced or partial forced outage) during any Major System Repairs or any Unplanned Maintenance Events, subject to the limitations contained in Section 2.4.3.13.  Provider shall maintain the Plants in accordance with applicable vendor manuals as modified and supplemented by the dictates of actual operating experience and Good Utility Practice, the Operating Procedures and in accordance with the provisions of this Agreement.  Provider promptly shall notify Owner in writing of maintenance and repairs (whether necessary for a Scheduled Outage, forced outage, partial forced outage or maintenance outage, Major System Repairs or Unplanned Maintenance Event requiring shutdowns of major equipment or the Plants as soon as Provider becomes aware of the need for any such shutdown).  Provider shall be responsible for the planning, scheduling, and management of all outage activities, and shall use its reasonable best efforts to schedule all outages and maintenance shutdowns to minimize expenses and any loss of Plant Income and to maximize coordination with Utility.  Scheduling shall be consistent with the Owner’s Off-Take Agreements and the other Project Agreements and in accordance with Good Utility Practice.  In the event of any shutdown for maintenance or repair of the Plants, Provider shall keep Owner reasonably informed of progress in restoring the Plants to normal operations.

2.4.3.1

Work Planning and Control.  Provider shall establish daily maintenance activities schedules and expedite needed materials and tools.  Maintenance shall be scheduled so as to reduce interference with Plant operations.  A priority system will be developed and implemented to ensure that the most urgently needed work is accomplished at the first reasonable opportunity.  Work planning will also consider the re-scheduling of preventive maintenance, when advantageous, to coincide with unplanned corrective maintenance.

2.4.3.2

Preventive Maintenance.  Provider will maintain any preventive maintenance program in existence at the Plants.  The program will conform with the manufacturer’s instructions for each item of equipment, subject to revision and update, and shall be revised as necessary as a result of actual operating experience and Good Utility Practice.  Maintenance history files will be kept for all equipment showing the dates and type of work performed.

2.4.3.3

Corrective Maintenance.  Provider shall perform corrective maintenance encompassing those actions necessary to restore a device or system to service after breakdown, to the extent the same can be performed on Site, and with the facilities and equipment available to Provider at the Site.  Provider will provide personnel on a shift and/or on standby basis so that corrective maintenance can be expedited as required.  Corrective maintenance will be performed in compliance with the manufacturer’s instructions, if any, with respect to each item of equipment.
2.4.3.4

Materials and Tools.  Provider shall be provided the materials and tools required to operate and maintain the Plants by Owner, and shall see that all special tools and similar items included with the purchase of equipment from vendors are maintained on Site.  Upon termination of the Agreement, Provider will turn over to Owner all remaining materials and tools provided pursuant to this Agreement.

2.4.3.5

Maintenance of Files.  Provider shall maintain files documenting maintenance activities.  The files shall consist of active work orders, completed work orders, equipment history cards, and maintenance logs.  The files shall be available at the Plants for Owner’s or Lender’s inspection throughout the term of the agreement and updated and maintained in either physical or electronic form as deemed appropriate in the discretion of the Provider.

2.4.3.6

Manufacturer’s Representative and Consultants.  Provider shall, if necessary, retain the services of such specialized contractors and/or consultants needed to resolve special problems or to properly inspect certain equipment.

2.4.3.7

Logistical Support.  Provider shall procure, store on Site, and maintain all consumable and expendable materials, as needed for the performance of its Services hereunder.  Provider shall keep accurate records and accounts of the consumption of such materials.

2.4.3.8

Manuals.  Provider shall maintain and keep current the operations and maintenance manuals prepared and submitted by the suppliers and manufacturers updated and maintained in either physical or electronic form as deemed appropriate in the discretion of the Provider (the “Operations and Maintenance Manuals”).  Provider shall prepare, maintain and keep current all safety manuals.  A complete updated set of Operations and Maintenance Manuals shall be transferred to Owner no later than ten (10) business days prior to the termination of the Agreement.

2.4.3.9

Record Drawings.  Provider shall maintain the record drawings, if any, at the Plant, as provided by Owner, which shall be revised within thirty (30) business days (or such longer period as may be agreed to by the parties) following the implementation of, an addition to, or modification to, the Plants.  All costs of revision are a Direct Cost.

2.4.3.10	Warranties. Provider shall obtain from Subcontractors and vendors all normal and customary warranties provided by such

Subcontractors and vendors and shall include in its contractual arrangements with its Subcontractors and vendors provisions, if reasonably possible, that such warranties are for the benefit of Owner as well as Provider and are directly enforceable by Owner and its assignees.  Provider shall administer such warranties; provided that Provider may not compromise or settle any such warranty claims without the Approval of Owner and Lenders and shall have no power or authority with respect to any such compromise or settlement.

2.4.3.11	Cooperation with Third Party Contractor Providing Parts. The Provider shall cooperate with any third party, as is responsible for providing Parts required for Planned and unplanned Maintenance.
2.4.3.12

Roads and Easements.  Provider shall maintain all access roads and easements and drainage systems associated with the Plants necessary for the proper, efficient and reliable operation of the Plants in accordance with this Agreement.  Provider shall maintain the Site in a clean and presentable manner, including all grounds and landscaping.

2.4.3.13

Unplanned Maintenance Events.  Provider shall inform Owner of each Unplanned Maintenance Event.  Provider shall provide a verbal report of such event to Owner within twenty-four (24) hours after such event.  The Asset Manager shall notify all parties required to receive notice of any of the events comprising an Unplanned Maintenance Event in the time and manner required by Owner’s Off-Take Agreements, PPA, or other Owner Agreements.

2.5

Ancillary Services.  The Provider shall be responsible for the following activities set forth in this Section 2.5 with regard to each Plant and the Digital Mining Operations (collectively, the “Ancillary Services”), in accordance with Good Management Practices.

2.5.1

Extraordinary Services. If it becomes advisable or necessary under Good Management Practice, the Provider may engage in certain activities or perform extraordinary services not presently in the scope of the Provider’s responsibilities (hereinafter referred to as “Extraordinary Services”). The Provider will provide to the Owner for approval, a timely written notice of the need for Extraordinary Services, describing the activity, the proposed schedule for implementation, and an estimate of the costs involved. It is agreed by the parties hereto that the Provider shall receive additional compensation for such approved services as described in Section 2.5.1. No such Extraordinary Services shall be performed without the Owner’s prior written consent.

2.5.2

Billing. The Provider will take responsibility for the billing and collection of revenue relating to the Plants and will promptly render sales invoices to the Plants’ steam and power sales customers, as appropriate, in accordance with the terms of the Owner’s sales agreements with these customers.  For clarity, Provider shall not have rights or obligations to collect revenue related to Digital Mining Operations.

2.5.3

Treasury Services, Bank Accounts and Disbursement of Funds. As specified and requested by Owner, or as set forth or required in any project finance documents or other contractual, legal or administrative obligations to which Owner is a party, Provider shall provide full treasury services, establish and maintain on behalf of and in the name of Owner one or more bank accounts as required or convenient in connection with the business of Owner. Provider shall have the authority to make, or to authorize others to make, deposits to and withdrawals from any such accounts of Owner in order to pay Owner’s operating and other expenses, including any payments required under any insurance premiums, accountants’ fees, legal fees, and other professional services fees, taxes, license fees, property taxes, assessments or other expenses incurred by Owner.

2.5.4

Legal Services, Legal Action & Government Relations. The Provider shall provide or engage necessary legal services for or on behalf of Owner, including, without limitation, retention of appropriate legal counsel and legal representation in connection with any litigation relating to the Facilities. The Provider may, with the Owner’s express written direction, in the name of and at the expense of the Owner, institute any and all legal actions or proceedings for the collection of revenues and other fees and for the enforcing of any other rights the Owner may have, or as may arise in the ordinary course of business, and in each case only with respect to the Facilities. The Provider shall also provide Owner with advice and representation with respect to the analysis of and advocacy with respect to any issues before local, state or federal regulatory or legislative bodies and which affect the current operations or prospects of the Facilities.

2.5.5

Insurance and Risk Management. The Provider will negotiate and obtain general liability, property, business interruption, environmental, workmen’s compensation, and other appropriate insurance coverage on behalf of Owner and the Facilities. The Provider will pay the premiums for such insurance from the Owner’s account. The Provider shall be named as an additional insured on the Owner’s liability policies for the Facilities. The Provider will provide the Owner with risk mitigation advice and risk management services with respect to the business of the Facilities.

2.5.6

Compliance with Financing Agreements, if any. As applicable, the Provider will make and execute such decisions as are required under the Owner’s debt and equity financing agreements to the extent made known to the Provider by the Owner (the “Financing Agreements”). In addition, to the extent applicable, the Provider will manage the Facilities in compliance with the requirements of such Financing Agreements, including reporting and notice provisions, and the investment, disbursement and distribution of funds derived from the Facilities. Any out-of-pocket expenses, in an amount less than $10,000, incurred by the Provider with the prior notice of Owner to provide such compliance services, including without limitation any reasonable legal fees, shall be for the account of the Owner. Any out-of-pocket expenses, in an amount greater than or equal to $10,000, incurred by the Provider with the prior consent of Owner to provide such compliance services, including without limitation any reasonable legal fees, shall be for the account of the Owner.

2.5.7

Bill Payment. The Provider shall pay when due from the Owner’s account all properly approved invoices relating to the Provider.  Such payments shall include, but are not limited to, payments for fuel, operation and maintenance expenses, taxes, fees, insurance, utilities, rents, equipment, supplies, repairs, parts, services, refurbishment and similar costs incurred for the Facilities. The Provider shall allow to the Owner any rebate or discounts which the Provider shall obtain.

2.5.8

Human Resource Services. Provider may arrange, contract for, and provide customary human resource services to the extent required by the Facilities, including, without limitation, payroll and benefits establishment, payroll administration, benefits enrollment and administration and other related services. The Provider shall cause to be paid from the Owner’s account the wages, benefits, taxes, insurance and associated obligations attributable to staff, and any specialized contractors and/or consultants.

2.5.9

Books and Records. The Provider will maintain financial books and records relating to the Facilities in accordance with generally accepted accounting principles and, to the extent applicable, the requirements of the Financing Agreements. Such books and records will be available for inspection by the Owner during normal business hours.

2.5.10

Financial Reports to Owner. The Provider will cause unaudited financial reports relating to the Facilities to be prepared and delivered to the Owner within 45 days of the close of each calendar quarter, and financial statements to be prepared and delivered 120 days after the close of each fiscal year showing the Owner’s assets, liabilities, equity, income and expense with respect to the Facilities for the quarter and the year-to-date, or year end, respectively. Provider shall only be responsible for including in the financial statements information on revenues produced from the Digital Mining Operations to the extent provided by Owner. Such annual financial statements shall be audited by duly certified independent public accountants to the extent required by any financing agreements or partnership agreements relating to the Facilities. The Provider will provide work space to Owner’s auditors and provide them assistance as necessary to the extent such work relates to the Facilities.

2.5.11	Tax Returns and Reports. The Provider will cause tax returns and reports relating to the Facilities to be prepared and filed on a timely basis.
2.5.12

Accounting and Tax Services. The Provider, in the name of and at the expense of the Owner, is authorized to arrange and contract for independent accounting, audit, and tax services as the Provider shall deem advisable with respect to the Facilities.

2.5.13

Accounts. All monies relating to the Facilities received by the Provider for, from, or on behalf of the Owner, shall be deposited into the Provider revenue account or otherwise as designated by Owner.  Such monies shall not be commingled with the funds of the Provider.

2.6

Capital Additions, and Improvements.  Capital additions and improvements and responsibility therefore shall be agreed to in writing in advance by both parties, provided, however, that additions or improvements to the Facilities that are installed pursuant to any Owner Agreements shall immediately become the property of the Owner.  The cost of capital additions and improvements shall be a Direct Cost.

2.7

Cost Plus. From time to time, Owner may request that Provider provide certain Ancillary Services to Stronghold Digital Mining, Inc., an affiliate of Owner, and/or its employees. Upon such request, Provider shall make commercially reasonable efforts to provide any such services on a “cost-plus” basis to be determined by Owner and Provider.

Article 3
OWNER’S DUTIES

3.1	General Responsibilities. Owner’s responsibilities shall be as set forth throughout this Agreement and shall be met in a timely and complete manner.
3.2	Owner to Provide. Owner shall furnish to Provider the information, services, materials, and other items described below. All such items shall be made available at such times and in such manner as may be required for the expeditious and orderly performance of Services by Provider.
3.2.1

Plant.  Provider shall maintain care, custody, and control of the Plants.  The Plants shall include all generating and ancillary machinery and equipment and related supporting equipment, including telephones, typewriters, facsimile equipment, photocopy equipment, personal computers, peripherals, software, and furniture; and designated areas for storage of Spare Parts and tools, work benches, electrical and instrumentation laboratory facilities, water chemistry laboratory facilities, machine tools and other tools, and such other suitable permanent operations and maintenance facilities as are reasonably required for the performance of the Services under this Agreement.

3.2.2	Supplied Items. Owner agrees to make the following available to Provider:
3.2.2.1	Operations and Maintenance Manuals. Owner shall furnish to Provider the Operations and Maintenance Manuals and other Plants vendor manuals prepared by vendors to the extent in the possession of Owner.
3.2.2.2	Spare Parts. Owner and Provider shall prepare an initial inventory of Spare Parts. The inventory of Spare Parts shall comply with the recommendations provided pursuant to Section 2.4.1.2 hereof.
3.2.2.3

Off-Take, Project, or Other Owner Agreements.  Owner shall furnish to Provider, prior to the Effective Date, such Off-Take, Project, any PPA or other applicable Project or Owner Agreements that are executed and in force as of the Effective Date.  Owner shall furnish Provider, on a timely basis, any additional agreements entered into by Owner after the Effective Date relating to the Facilities or which otherwise effect Provider’s obligations hereunder.

3.2.3

Care, Custody and Control and Access to Facilities.  Provider shall maintain care, custody and control of the Facilities and Site.  During the Term of this Agreement, Owner shall provide Provider with unrestricted access at all times to the Facilities and any appurtenances thereto, together with the rights of ingress and egress thereto as necessary for the Provider to perform the Services hereunder.

3.2.4

Water and Fuel.  Owner shall contract for and directly pay for all Fuel and process water, as well as the costs incurred in connection with the disposal of Hazardous Substances for which the Owner has responsibility for removal.

3.2.5

Owner’s Approval. Owner shall designate, within thirty 30 calendar days of execution of this Agreement, a single individual serving in the capacity of asset manager on behalf of the Owner (“Asset Manager”). Provider shall have the right to rely on all decisions made by Asset Manager.

3.2.6

Owner’s Reports. At the request of the Owner, Provider shall submit daily reports on the status, operation and maintenance of the Plants. Provider shall submit monthly and annual reports on the status, operation and maintenance of the Plants.  The format of each report shall be mutually agreed upon by the Provider, Owner and Lenders (if applicable) and shall reasonably conform to the reporting requirements in the PPA, if applicable.  The monthly report shall be submitted by the tenth (10) day of the month following the month for which the report is being provided.  The annual report shall be submitted contemporaneously with the submission of the proposed Annual Operating Plan for the coming year.

3.3	[Section Reserved].
3.4	[Section Reserved].
3.5	Owner’s Insurance. Owner shall, by the Effective Date, have obtained and will maintain the insurance required to be obtained and maintained by Owner pursuant to Article 12.
3.6

Permits.  Owner shall be responsible for obtaining, maintaining and reviewing all permits and easements necessary for: (i) it to do business in the jurisdictions in which the Facilities and Site are located and (ii) it to own, operate and maintain the Facilities and the Site.  Such permits and easements shall not be deemed to include those required to be obtained and maintained by Provider in order to perform the Services hereunder.

3.7	Compliance with Applicable Laws. Owner shall comply with all Applicable Laws in the performance of its obligations hereunder.
3.8

Enforcement of Agreements.  Owner shall comply with, and use prudent business judgment to enforce, all agreements (including the Off-Take or other Project Agreements) to which it is a party and which relate to or impact upon the Facilities or Provider’s ability to perform the Services.

3.9

Direct Cost.  Owner shall timely and reasonably approve purchase orders submitted to Owner by Provider pursuant to Section 2.4.1.10 and in accordance with the procedures set forth in this Agreement.  Owner shall fund and maintain checking accounts and credit and debit cards for each Plant and all Digital Mining Operations and shall maintain the level of funds agreed to by Owner and Provider in accordance with Section 2.4.1.10.  Owner hereby authorizes Provider to issue checks from the Facility account subject to the limitations of Section 2.4.1.10.

3.10	Environmental Matters and Site Conditions.
3.10.1

Disclosure.  Owner shall make full disclosure to the Provider of all information regarding the environmental conditions at the Facilities including any and all reports, audits or other correspondence from environmental consultants and/or Governmental Persons.

3.10.2

Environmental Data Retention.  Owner shall provide Provider with Material Safety Data Sheets for all Hazardous Substances brought onto the Facilities Site.  Owner shall also promptly inform Provider of (i) the types and quantities of Hazardous Substances brought to the Facilities or the Plant Sites during Plant construction, start-up and prior operations, (ii) any spills of Hazardous Substances at the Facilities or Plant Sites during Facilities construction and start-up and prior operations, (iii) any violations or advisory reports issued by Governmental Persons in connection with Hazardous Substances used or stored at the Facilities or Plant Sites, and (iv) any fines or other sanctions or penalties imposed by any Governmental Persons in connection with Hazardous Substances used or stored at the Facilities or Plant Sites.

3.10.3

Environmental Indemnification.  Owner shall indemnify, defend and hold harmless Provider, its shareholders, Affiliates, officers, directors, employees, agents and representatives from and against any and all environmental claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials at the Facilities Site and/or adjacent areas to the Facilities Site, except for such claims arising from Provider’s performance of Services hereunder in a manner evidencing willful misconduct by the Provider.

Article 4
ANNUAL OPERATING PLAN

4.1

Annual Operating Plan.  Upon receipt of the requisite information from Provider (30) calendar days before the required submission date of the Annual Budget pursuant to Section 4.3 below, Owner shall cause Asset Manager to prepare and submit to Provider a proposed Annual Operating Plan which shall set forth anticipated operations, repairs and capital improvements, routine maintenance, procurement, staffing, personnel and labor activities, administrative activities, and other work proposed to be undertaken by Provider, including, but not limited to, Scheduled and Maintenance Outages for the coming Operating Year, Plant testing to be conducted during the Year and the Staffing Plan for that year. Provider shall use commercially reasonable efforts to assist and facilitate the creation of such Annual Operating Plan and provide reasonable input to Owner and Asset Manager as needed. In the event that the Project Agreements require Owner to deliver the Annual Operating Plan earlier than required hereinabove, Owner shall cause Asset Manager to make best efforts to comply with the requirements of the Owner’s Off-Take, PPA, Project or other Owner Agreements.  Such Annual Operating Plan shall also set forth a brief description of the major overhauls and repairs scheduled for such Operating Year.  Provider shall promptly review Asset Manager’s proposed Annual Operating Plan and may, upon written notice to Owner and Asset Manager, propose changes, additions, deletions and modifications thereto.  The proposed Annual Operating Plan as modified shall be adopted prior to the end of the current Operating Year.

4.2

Disputes Regarding Annual Operating Plan.  If Provider does not agree with any of Owner’s required changes, then the parties shall meet and work in good faith to agree upon an Annual Operating Plan.  During such period, the Provider shall continue to perform in accordance with the prior Year’s Annual Operating Plan until such time as the Parties can resolve their differences.  If the Parties are unable to resolve their differences, the matter shall be resolved in accordance with Article 14.  Once the parties reach agreement, copies of the Annual Operating Plan shall be approved in writing by both parties.  The Annual Operating Plan shall remain in effect throughout the applicable Operating Year, subject to such revisions, amendments and updating as may be proposed by either party and consented to in writing by the other party.

4.3

Adoption of Annual Budget.  Upon receipt of the requisite information from Provider, Owner and the Asset Manager shall be responsible for preparing the Facilities operating budget (the “Annual Budget”). Provider shall use commercially reasonable efforts to assist and facilitate the creation of such Annual Budget and provide reasonable input to Owner and Asset Manager as needed. On or before October 1st of each year, Owner shall cause Asset Manager to prepare and submit to Owner for Approval a draft Annual Budget. The Annual Budget shall show for each month of the following calendar year projected revenues and operating costs.  Owner shall have thirty (30) calendar days to review such proposed Annual Budget and may, upon written notice to Asset Manager and Provider, propose changes, additions, deletions and modifications thereto.  The Owner shall make reasonable commercial efforts to Approve the Annual Budget on or before November 30th of each calendar year. If Provider does not agree with any of the changes proposed by Owner, then the Parties will meet and work in good faith to agree upon an Annual Budget.  Once the Parties are in agreement, copies of the Annual Budget shall be approved in writing by both Parties.  Once approved, the Annual Budget shall remain in effect throughout the applicable Operating Year, subject to such change, revision, amendment and updating as may be proposed by either Party and consented to in writing by the other Party.  Owner’s approval of the Annual Budget shall serve to authorize the Provider to make all expenditures for the purposes and within the limits thereof; subject to the limitations of Section 2.4.1.10 of this Agreement. The expenses pertaining to the Facilities incurred by the Owner and payable by the Provider out of funds of the Owner shall not exceed the Annual Budget, unless authorized by the Owner, except under such circumstances deemed by the Provider as emergencies or out of the control of the Provider. In the event of such emergencies, the Owner shall be notified as soon as possible.

4.4

Failure to Agree Upon Annual Budget.  If the Parties cannot reach agreement on the Annual Budget, using commercially reasonable efforts, for an Operating Year prior to January 1st, then, until such time as agreement is reached or the dispute is resolved, the Annual Budget for such Operating Year shall be the Annual Budget that was in effect in the prior Operating Year (provided if the Annual Budget in effect for the prior Operating Year did not cover the entirety of the prior Operating Year, then such Annual Budget shall be grossed up to cover the entirety of the then-current Operating Year for purposes of this sentence).  If the Parties have not reached an agreement on the Annual Budget for an Operating Year within sixty (60) calendar days after the start of such

Operating Year, then either Party may submit the dispute to arbitration in accordance with the provisions of Article 14.
4.5

Initial Annual Budget.  The parties have agreed to operate the Facilities in the ordinary course of business from the Effective Date until December 31, 2021. The Parties will make good faith efforts to agree on the Annual Budget for the 2022 Operating Year by December 31, 2021; provided that if the Parties cannot agree on such Annual Budget, either Party may submit the dispute to arbitration in accordance with the provisions of Article 14: It being understood that the Facilities will be operated in the ordinary course of business in the pendency of such arbitration. Thereafter, the Annual Budget shall be determined in accordance with Section 4.3.

Article 5
PRICE AND PAYMENT TERMS, CHANGE ORDERS AND CLAIMS BY PROVIDER

5.1	Payments. Owner shall pay to Provider the following:
5.1.1	Management Fee. The Management Fee is agreed to be the sum of $1,000,000.00 per year, payable monthly in advance in increments of $83,333.33 (the “Management Fee”).
5.1.2	Mobilization Fee. The Mobilization Fee is agreed to be $150,000.00, payable upon the Effective Date.
5.1.3	[Section Reserved].
5.1.4

Operations Period Payments.  Starting in the month of the Effective Date, in any case no later than ten (10) days after the Effective Date, and continuing each month thereafter for the Term, the Owner shall pay the Provider the sum of: (i) the monthly Management Fee, or in the case of a partial month the pro rata portion thereof; (ii) the Provider’s monthly Reimbursable Expenses, if any; (iii) Payroll and benefits Costs for the month; and (iv) the monthly Insurance Amount.

5.1.5

Reimbursable Expenses.  Reimbursable Expenses shall consist of those costs incurred by the Provider and Approved by the Owner in the course of providing Services under this Agreement, including, among other items, all Emergency expenses incurred by Provider, Owner authorized Materials and Services Cost and all other Owner authorized expenses incurred by Provider on Owner’s behalf.

5.1.6	[Section Reserved].

5.1.7	Payroll Costs. Bi-Weekly “Payroll Costs” shall consist of the sum of the following elements to the extent set forth in an applicable Approved Annual Budget:
(a)

The amount of all O&M Plant Staff and any Accounting and HR Staff wages and salaries that Provider directly pays to its permanent and temporary employees which are engaged in the performance of the Services at the Facilities (collectively, the “Wages”);

plus

(b)

The amount of Provider’s payroll additives relating to the Wages (including fringe benefits, payroll taxes, bonuses (as applicable), Wage-related insurance premiums, and benefits imposed by applicable laws or regulations); it being understood if the payroll additives assumed by Provider turn out to be insufficient to cover such benefits, the Provider shall be entitled to a “make-whole” payment from the Owner to cover any such deficiency that is paid from the Provider on behalf of any such O&M Plant Staff or Accounting and HR Staff;

In each case agreed herein to be a direct pass-through, in its entirety, to the Owner.

5.1.8	[Section Reserved].
5.1.9

Insurance Amount.  An Insurance Amount for actual insurance premiums to compensate Provider for Provider insurance coverages specified in Article 12.  Insurance amounts will be determined based on actual premium costs determined on a monthly basis.  Provider shall upon receipt of actual insurance premiums from insurance carriers properly support and document amounts billed to Owner.

5.1.10

Escalation.  The Management Fee shall be adjusted upward or downward, as the case may be, on each anniversary date of the Effective Date to account for inflation as determined by the change in the Consumer Price Index for the immediately preceding calendar year.  “Consumer Price Index” means the Consumer Price Index for all Urban Wage Earners and Clerical Workers - (CPI-W), for Pennsylvania, the Harrisburg-Carlisle Metropolitan Statistical Area, published by the Bureau of Labor Statistics of the United States Department of Labor, as measured by its increase in value from the last reporting period of the previous year to the corresponding period of the current year.

5.1.11	Billing. Provider shall invoice Owner for the Management Fee, Insurance Amount, Payroll Costs, and Reimbursable Expenses, if any, as follows:
(a)

No later than ten (10) calendar days prior to the beginning of each month, Provider shall submit to Owner an invoice for (i) the monthly Management Fee installment, (ii) the monthly Insurance Amount, (iii)

Payroll Costs as provided by the Provider bi-weekly, in arrears, for hourly employees and currently for managers, (iv) fees and expenses relating to any Extraordinary Services, and (v) all authorized Reimbursable Expenses, as projected by the Provider for the upcoming month.  Subject to Owner’s right to conduct a subsequent audit pursuant to Section 5.1.12, the full amount of each such invoice shall be payable by Owner within ten (10) calendar days of Owner’s receipt of Provider’s invoice.  All Reimbursable Expenses invoiced by Provider shall be allocated in accordance with the applicable Annual Budget, as may be amended from time to time.  If, at any time during the performance of the Services, Provider becomes aware that any budget category of Payroll Costs or Materials and Services Costs or the sum total of Reimbursable Expenses incurred in connection with the performance of the Services, exceeds or will exceed the amount provided therefore in the Annual Budget, Provider shall promptly notify Owner of such budget overrun.  Upon the presentation of the next month’s invoice, Provider will adjust the Payroll Costs and Reimbursable Expenses to reflect any differences between the previous month’s actual and projected expenses, along with the new month’s fees and expenses as described above.

(b)	If Owner requests Provider to perform any Services not authorized by the Annual Budget, then the Owner’s request shall be deemed to be the Provider’s authorization to provide such requested Services.
5.1.12

Adjustments and Conditions.  Notwithstanding the payment of any amount pursuant to the foregoing provisions, Owner shall remain entitled to conduct a subsequent audit of all Reimbursable Expenses incurred by Provider and paid by Owner hereunder, together with its supporting documentation, for a period not to exceed one (1) year after the end of the Operating Year in which the invoice was submitted to Owner pursuant to Section 5.1.7(a).  If, pursuant to such audit, it is determined that any amount previously paid to Provider did not constitute a Reimbursable Expense, then Owner may recover such amount from Provider within thirty (30) calendar days after such determination, subject to Provider’s right to contest any such claims from Owner pursuant to the dispute resolution provisions of Article 14.

5.1.13

Accounting and Review Rights.  Provider shall keep and maintain, in accordance with generally accepted accounting principles, records, accounts and other documents supporting Reimbursable Expenses, Payroll Costs, insurance costs and all other expenses not constituting Direct Costs and the Management Fee (collectively, the “Records”).  Provider shall keep and preserve the Records for a period not less than ten (10) years (or longer as otherwise required by Applicable Law) after submittal of invoicing relating to such expenses.  The Records shall include reports setting forth all reimbursable man-hours expended, Payroll Costs incurred and other pertinent supporting receipts, memoranda, vouchers, inventories or accounts as applicable.  Owner, its representatives and any firm of independent auditors appointed by Owner shall have access during normal daily business hours (M-F, 8:00 a.m. - 5:00 p.m.), upon reasonable advance notice to Provider in writing and at the sole expense of Owner, to the Records maintained by Provider for the purposes of reviewing such expenses.  Owner, again at its sole expense, shall have the right to reproduce all or part of the Records.

5.1.14	[Section Reserved].
5.2

Interest.  Except for any amounts in dispute as provided for in Section 5.3, any amount owed to one party hereunder by the other party for more than thirty (30) calendar days after the date such amount is due and payable shall accrue interest for the period beginning on the date said amount was due and continuing until the date that said amount is paid at an annual rate equal to the Default Rate.

5.3

Disputed Payments.  If Owner disputes any amounts included in any invoice provided to Owner by Provider, Owner shall give written notice to Provider of each such disputed amount and shall pay the full amount of such invoice that is not in dispute within the time periods set forth herein for such payment.  Owner and Provider shall endeavor diligently and in good faith to resolve any issue with respect to the amount remaining in dispute within thirty (30) calendar days after the date of Provider’s receipt of the notice of disputed amount.  If agreement is not reached within such thirty (30) calendar days period, either party may submit the dispute to resolution pursuant to Article 14.

5.4	Method of Payment.
5.4.1

Payments by Wire Transfer.  All payments to be made pursuant to this Article to Provider shall be made by wire transfer in immediately available funds to such bank account as Provider may designate in writing to Owner.

5.4.2

Review of Invoices and Effect of Payment.  Owner shall promptly review invoices from Provider for accuracy.  If Owner shall disagree with any invoice, it shall promptly notify Provider in writing of its disagreement and the reasons therefor.  If Owner has not disputed Provider’s invoice within thirty (30) calendar days of receipt by Owner, it will be presumed that all such charges are acceptable to Owner, absent evidence of fraud on the part of Provider.  Title to goods and materials purchased by Provider shall pass to Owner upon receipt by Provider of payment therefore.

5.5

Income Taxes.  All taxes or other governmental charges of like character applicable to the compensation payable to Provider hereunder (other than value added tax or sales tax) are the sole responsibility of Provider and are conclusively presumed to be included in such compensation and accordingly, any such tax or governmental charge shall not be added to any invoice submitted by Provider.

5.6	[Section Reserved].

5.7	Change Orders.
5.7.1

Changes with respect to the Services, the payments to Provider, Changes in Law, or Provider’s obligations shall not be effective unless and until they are set forth in a Change Order or amendment, except as otherwise provided below.

5.7.2

Owner may, at any time and from time to time, order changes in the Services within the general scope of this Agreement.  Any payments to Provider shall be equitably adjusted due to any such changes, provided that the change in Services materially affect Provider’s scope or risk, and shall be set forth in a Change Order.

5.7.3

Provider shall not be required to implement any change in the Services until the terms of a Change Order have been agreed to in writing by the parties.  Provider shall not be entitled to any compensation for a change in the Services unless and until a Change Order has been executed by Owner, except that in the event the parties cannot reach agreement as to a price for an addition to the Services at the Facilities, Owner may direct Provider to proceed with such change for a period not to exceed thirty (30) business days.  If by the end of such thirty (30) business day period the Parties have not reached agreement as to the price impact of such change, Owner shall pay Provider on a time and materials basis for such Services as have been satisfactorily performed.

5.7.4

If Provider agrees with the changes set forth in a proposed Change Order, Provider shall promptly sign the “Acceptance Copy” of such Change Order, and return it to Owner.  Such return shall constitute Provider’s agreement to any adjustment expressly set forth in the Change Order.  If Provider has specific objections to a Change Order proposed by Owner, Provider shall promptly notify Owner of its specific objections to such provisions.  The objections shall be negotiated between Provider and Owner.  Unless notified otherwise, all proposed Change Orders shall be submitted by Owner to Provider’s home office in Morristown, New Jersey, and for purposes of this Section 5.7.4, Provider’s response to any such Change Order shall be measured from the date such Change Order was received in Provider’s home office.

5.8	Claims by Provider.
5.8.1	If Provider intends to make a claim for an adjustment to a payment as may be required by a Change Order it shall give Owner written notice of the claim.
5.8.2	Errors or omissions on the part of Provider shall not constitute a basis for a claim or Change Order.
5.8.3	Provider shall be entitled to a Change Order upon the occurrence of one or more of the following events:
(a)	An amendment to one or more of the Project Agreements which results in a material increase in Provider’s costs of performing the Services; or

(b)	Completion of capital additions or improvements to the Plants which results in a material increase in Provider’s costs of performing the Services;
(c)	A Change in Law after the Effective Date resulting in a material increase in Provider’s costs of performing the Services; or
(d)

A requirement of Governmental Person, Utility or Owner that the Plants be operated in a manner which leads to an Assumption Violation or which results in a material increase in the Provider’s costs of performing the Services.

5.8.4

Provider shall submit a documented and substantiated claim, or if a fully documented and substantiated claim is not then possible, a claim documented and substantiated to the extent then reasonably possible.  Such claim shall be accompanied by necessary information to assist Owner in determining the reasonableness of the proposed adjustment or request for additional compensation and the validity of such claim.  Supplemental information shall be provided as it becomes available.  Such information shall include, but not be limited to, man-hours, labor rates and markups, quantities, unit rates, equipment prices, expenses and overhead.

5.8.5	Owner shall respond to Provider’s initial documented and substantiated claim within ten (10) business days of its receipt of such claim.
5.9

Set-Off.  Either Party hereto shall have the right to set-off against amounts payable to the other Party the value of a final judgment or award against such party issued by a court of competent jurisdiction.  No other set-offs are authorized by this Agreement.

Article 6
TERM

6.1

Term of Agreement.  This Agreement became effective on the Effective Date and will remain in effect for a period of five (5) years, after which this Agreement will automatically renew on an annual basis for series of successive additional one (1) year terms (the “Term”), subject to earlier termination in accordance with Section 6.3 below or in accordance with Article 10.

6.2

Permanent Closing. In the event that Owner shall decide to permanently close the Plants, Owner shall give written notice of its decision to Provider, which notice shall designate a date for the closing of the Plants and shall be delivered not less than ninety (90) calendar days in advance of the designated date. Effective on the date of permanent closing of the Plants, this Agreement shall terminate. In the event of termination pursuant to this Section 6.2, Operator will be reimbursed for all reasonable expenses, including reasonable demobilization and plant employee severance and relocation costs, and compensated on a pro rata basis for fees for that portion of the Year during which it operated the Plant. If the Plants are reopened by Owner within one (1) Year from the date of permanent closing, Owner shall negotiate exclusively and in good faith with Operator for a reinstatement of this Agreement for the remainder of the Term. For purposes of this Section a “permanent closing” shall be a closing due to a material downturn in the economics of the Plant such that continued operation of the Plant is no longer viable.
6.3

Early Termination.  Owner may terminate this Agreement at any time upon no less than six (6) months prior written notice to Provider.  Provider may terminate this Agreement at any time upon no less than six (6) months prior written notice to Owner. Upon any termination of this Agreement by the Owner pursuant to this Section 6.3, Owner shall reimburse Provider for all reasonable expenses, including Run-off Costs, and Plant employee severance costs, in each case as calculated by the Provider and approved by the Owner within a reasonable period of time after the date of such termination. In the event of any early termination by Owner, the Owner shall pay an Early Termination Fee to the Provider within 30 days of the date of the delivery of an “Early Termination Notice”; provided however, no such Early Termination Fee shall be due if the termination results from the purchase of Provider by Owner. For the purposes of this Section 6.3, “Early Termination Fee” means the sum of (x) that prorated percentage of the Management Fee (payable pursuant to Section 5.1.1) then owed to the Provider through the early termination date specified in the Early Termination Notice, as reasonably calculated by the Provider and (y) the Demobilization Fee.

6.4

Separate Agreements. Owner may request that the Parties enter into a separate Operations, Maintenance and Ancillary Services Agreement governing each of the Panther Creek Plant and the Scrubgrass Plant on the same terms and conditions as this Agreement but applied only to each such Plant; provided the Parties shall negotiate in good faith any necessary modifications to the terms and conditions set forth herein to account for such two separate agreements, including an apportionment of the total Management Fee and any other fees provided for in this Agreement between the two separate agreements.

Article 7
REPRESENTATIONS AND WARRANTIES OF PROVIDER

7.1	General Representation. Provider represents and warrants to Owner that on the Effective Date:
7.1.1

Existence.  Provider is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Provider has the corporate power to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

7.1.2

No Conflict.  The execution and delivery of this Agreement by Provider and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Provider, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Provider is subject or of any agreement, contract or commitment to which Provider is a party or require the consent or approval of any Person.
7.1.3

Violation of Law.  To the knowledge of Provider, Provider is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or governmental authority which violations, individually or in the aggregate, would materially and adversely affect Provider’s performance of its obligations under this Agreement.

7.1.4

Suits.  Provider is not a party to any legal, administrative, arbitration, or other proceeding, or, to Provider’s knowledge, is such a proceeding threatened, which, if decided adversely to Provider, would materially and adversely affect Provider’s ability to perform under this Agreement.

7.1.5	Authorization. The execution, delivery and performance of this Agreement by Provider has been duly and validly authorized by Provider.
7.1.6

Experience.  Provider is experienced and competent to undertake the responsibilities herein and in the business of operating and maintaining electric power generation facilities similar to the Facilities.

Article 8
REPRESENTATIONS AND WARRANTIES OF OWNER

8.1	General Representation. Owner represents and warrants to Provider that on the Effective Date:
8.1.1

Existence.  Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Owner has the necessary power to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

8.1.2

No Conflict.  The execution and delivery of this Agreement by Owner and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provision of the Memorandum of Association or Articles of Association of Owner, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Owner is subject or of any agreement, contract or commitment to which Owner is a party or require the consent or approval of any Person.

8.1.3

Violation of Law.  To the knowledge of Owner, Owner is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or governmental authority which violations, individually or in the aggregate, would materially and adversely affect Owner’s performance of its obligations under this Agreement.

8.1.4

Suits.  Owner is not a party to any legal, administrative, arbitration, or other proceeding, or, to Owner’s knowledge, is such a proceeding threatened, which, if decided adversely to Owner, would materially and adversely affect Owner’s ability to perform under this Agreement.

8.1.5	Authorization. The execution, delivery and performance of this Agreement by Owner has been duly and validly authorized by Owner.

Article 9
INDEMNIFICATION

9.1	Covered Events.
9.1.1

Indemnity by Provider.  Subject to the provisions of this Article 9, Provider agrees to indemnify, defend, save and hold harmless Lenders, Owner, each of their respective Affiliates, and their respective officers and directors from and against all loss, cost or expense, liabilities, damages, including reasonable attorney’s fees, arising from (i) any untruth of any representation or warranty of Provider herein, (ii) loss of or damage to, or impairment of the property of any third party, which may directly or indirectly arise out of, or result from Provider’s tortious or gross negligent acts or omissions or those of any Subcontractor or any person employed by any one of them in the course of rendering of Services under this Agreement and against all claims, demands, proceedings, liabilities, damages, penalties, fines, reasonable attorney’s fees, costs, court costs, charges and expenses whatsoever in respect thereof or in relation thereto, (iii) gross negligence or willful misconduct of Provider, or (iv) bad faith of Provider.

9.1.2

Indemnity by Owner.  Subject to the provisions of this Article 9, Owner agrees to indemnify, defend, save and hold harmless Provider, its Affiliates, and their respective officers and directors from all loss, cost or expense, liabilities, damages, including reasonable attorney’s fees, arising from (i) any untruth of any representation or warranty of Owner herein, (ii) loss of or damage to, or impairment of the property of any third party, which may directly or indirectly arise out of, or result from Owner’s tortious or gross negligent acts or omissions or those of any Subcontractor or any person employed by any one of them in the course of performing their obligations under this Agreement and against all claims, demands, proceedings, liabilities, damages, penalties, fines, reasonable attorney’s fees, costs, court costs, charges and expenses whatsoever in respect thereof or in relation thereto (iii) gross negligence or willful misconduct of Owner, or (iv) bad faith of Owner.

9.1.3

Comparative Negligence.  Either Party’s liability to indemnify the other under the foregoing clauses, shall be reduced proportionately to the extent that the act or neglect of the other Party, its servants or agents may have contributed to the said loss or damage.

9.2	Limitations on Indemnification.
9.2.1	[Section Reserved].
9.2.2

Owner Concurrence.  In no event shall Provider be required to indemnify Owner with respect to acts taken or not taken by Provider at the direction of Owner, provided that any such action be carried out in a manner not involving negligence, willful misconduct, or bad faith.

9.2.3

No Third Party Beneficiary.  The indemnification provided for in this Article 9 is solely for the benefit of the Provider, Owner, Lenders and Affiliates of any of them and may be enforced only by Provider, Owner, Lenders and such Affiliates or their permitted assignees.

9.2.4

No Subrogation.  Provider and Owner each agree to cause their respective insurance carriers to waive any rights of subrogation with respect to any indemnity claim otherwise available hereunder except with respect to claims arising under workmen’s compensation and employer’s liability policies.

9.3

No Consequential or Insured Damages.  Notwithstanding any provision contained in this Agreement to the contrary, neither party nor its shareholders, officers, directors, principals, agents, contractors, subcontractors, vendors, employees or related or affiliated entities shall be liable to the other hereunder for any punitive, consequential, special or incidental loss or damage; provided, however, in no event shall this Section 9.3 be a limitation or any obligation of a Party hereunder with respect to any such damages owed to a third party for which the first Party owes an indemnification obligation under this Agreement.  The parties further agree that the waivers and the disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Agreement shall survive the termination or expiration of this Agreement and shall apply (whether in contract, equity, tort, statute or otherwise) even in the event of the fault, negligence (including the sole negligence), strict liability or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the officers, directors, principals, agents, contractors, subcontractors, vendors, employees or related or affiliated entities of such party.  The parties hereto have agreed that liability for damages or loss of tangible property of Owner or Provider shall be limited to amounts in excess of available insurance proceeds, assuming each party has maintained its required insurance coverage.  No such limitation shall apply to a party who fails to maintain required insurance coverages hereunder.

9.4	Special Hazardous Substances Indemnification.
9.4.1

Notwithstanding Section 9.1.1, Owner shall indemnify, defend and hold harmless Provider, its affiliates, and each of their respective officers, directors, shareholders and employees for, from and against any and all claims, demands, actions, causes of action, fines, penalties, suits, liability, losses, costs (including but not limited to attorneys’ fees and expenses) and damages (collectively,

“Hazardous Substances Claims”) arising from or relating to the presence of Hazardous Substances existing on the Site on or prior to the Effective Date or from any Hazardous Substances Claims arising from the operations and maintenance of the Plants as long as Provider can demonstrate that it was not grossly negligent in the handling or use of such Hazardous Substances.

9.4.2	Provider shall have the right, not to be unreasonably withheld, to approve the disposal contractor selected by Owner for the disposal of Hazardous Substances.
9.4.3	None of the foregoing shall be construed to limit either party’s right to bring a cause of action against the other party for breach of any provision of the Agreement.
9.5

Indemnity Regarding Intellectual Property.  The Provider shall defend, indemnify and hold harmless the Owner and its employees, officers, directors and agents (and the Owner acts for itself in connection with such indemnity and as trustee for its employees, officers, directors and agents) from and against any and all suits, actions, administrative proceedings, claims, demands, losses, damages and costs and any expenses of whatsoever nature, including attorney’s fees and expenses which the Owner may suffer for or on account of any claims of infringement by the Provider of any intellectual property rights in respect of any of the Services rendered to the Owner.

If any proceedings are brought or claims made against the Owner arising out of the matters referred to in the foregoing clause or injunctions imposed on the Owner, the Owner shall promptly give the Provider notice thereof and the Provider shall at its own expense and in the Owner’s name conduct such proceedings of claims and any negotiations for the settlement of any such proceedings or claims to the reasonable satisfaction of the Owner.  If the Provider fails to notify the Owner within twenty-eight (28) calendar days after receipt of such notice that it intends to defend any such proceedings or claim, then the Owner shall be free to conduct the defense on its own behalf.  Unless the Provider has so failed to notify the Owner with the twenty-eight (28) calendar day period, the Owner shall make no admission which may be prejudicial to the defense of any such proceedings or claims.  The Owner shall, at the Provider’s request afford reasonable assistance to the Provider in conducting such proceedings or claim, and shall be reimbursed by the Provider for reasonable costs and expenses incurred in so doing.

Article 10
EVENTS OF DEFAULT; REMEDIES

10.1	Provider Events of Default. A “Provider Event of Default” shall mean:
10.1.1

Failure to Pay.  Failure to pay any sum when due under this Agreement (except sums disputed in good faith for which adequate assurance of payment has been made) which failure has not been cured within sixty (60) business days after written notice thereof by Owner to Provider.

10.1.2

Failure to Comply with Covenants.  Failure to materially comply with the provisions of Section 2.4 hereof which failure has not been cured within fifteen (15) business days after written notice thereof by Owner to Provider or, if the nature of the failure is such that the same cannot be cured within fifteen (15) business days, or Provider contests the same in good faith in accordance with Article 14, Provider has commenced and is diligently pursuing such cure or contest and, in the case of cure, completes such cure within sixty (60) days after said written notice, it being understood that after three (3) failures under this Section 10.1.2, no cure period shall be available to Provider and any subsequent failure shall be cause for termination or exercise of other remedies by Owner in accordance with Section 10.2 below.

10.1.3

Other Breach.  Failure (other than those described in Sections 10.1.1 and 10.1.2) in the due observance or performance of any of the material covenants or agreements of Provider set forth in this Agreement which failure is not cured within thirty (30) calendar days after written notice thereof by Owner to Provider or, if the nature of the failure is such that the same cannot be cured within thirty (30) calendar days or Provider contests the same in good faith in accordance with Article 14, Provider has commenced and is diligently pursuing such cure or contest and, in the case of cure, completes such cure within sixty (60) days after said written notice;

10.1.4	Insolvency Event. “Insolvency Event” means any of the following:
(i)

Provider makes an assignment for the benefit of its creditors, or petitions or applies for, or arranges for the appointment of a trustee, liquidator or receiver, or commences any Bankruptcy proceeding relating to itself or shall be adjudicated bankrupt or insolvent; or

(ii)

Provider gives its Approval of, consent to, or acquiescence in any of the following: the filing of a petition or application for the appointment of a trustee, liquidator or receiver against such Party; the commencement of any proceeding under any Bankruptcy laws against such Party; or the entry of an order appointing any trustee, liquidator or receiver for a Party.

10.2	Owner’s Remedies. Upon the occurrence of an Provider Event of Default, Owner shall have the right to exercise all or any of the following:
(a)

suspend further payments to Provider for the Services (b) terminate this Agreement upon an additional fifteen (15) days written notice to Provider and (c) subject to the aggregate limitation on Provider’s liability in accordance with Section 11.1, pursue such additional remedies as may be authorized by the arbitration panel established pursuant to the dispute resolution provisions of this Agreement

10.3	Owner’s Event of Default. An “Owner Event of Default” shall mean:
10.3.1

Failure to Pay.  Failure to pay any sum when due under this Agreement (except sums disputed in good faith for which adequate assurance of payment has been made) which failure has not been cured within fifteen (15) business days after written notice thereof by Provider to Owner.

10.3.2

Other Breach.  Failure (other than that described in subsection 10.3.1) in the due observance or performance of any of the material covenants or agreements of Owner set forth in this Agreement which failure is not cured within thirty (30) days after written notice thereof by Provider to Owner, or, if the nature of the failure is such that the same cannot be cured within thirty (30) days, or Owner contests the same in good faith, Owner has commenced and is diligently pursuing such cure or contest and, in the case of cure, completes such cure within sixty (60) days after said written notice;

10.3.3	Insolvency Event. “Insolvency Event” of Owner means any of the following:
(i)

Owner makes an assignment for the benefit of its creditors, or petitions or applies for or arranges for the appointment of a trustee, liquidator or receiver, or commences any proceeding relating to itself under any bankruptcy law of the country of which Owner is organized or shall be adjudicated bankrupt or insolvent in such country; or

(ii)

Owner gives its Approval of, consent to, or acquiescence in any of the following: the filing of a petition or application for the appointment of a trustee, liquidator or receiver against Owner; the commencement of any proceeding under any Bankruptcy laws against Owner; or the entry of an order appointing any trustee, liquidator or receiver for Owner.

10.4

Provider’s Remedies.  Upon the occurrence of an Owner’s Event of Default, Provider shall have the right (without prejudice to any other right Provider may have) to exercise all or any of the following powers: (a) suspend the performance of the Services (b) terminate the Agreement following an additional fifteen (15) days written notice to Owner (c) collect from Owner an amount equal to the sum of (i) reasonable Provider Demobilization Costs, including plant employee relocation and severance costs, and (ii) a liquidated termination payment equal to the greater of: the sum of $250,000; or the present value (utilizing a 12% discount rate) of the Management Fees due Provider over one Operating Year (“Termination Payment Amount”); and (d) in lieu of accepting the Termination Payment Amount, pursue such other remedies as may be available to Provider from the arbitration panel established pursuant to Article 14 hereof.  For the purposes of Section 10.4(c), the Management Fee applicable as of the date of determination of the Agreement shall be the basis for determining the value of the liquidated termination payment.

10.5	Transfer of Provider’s Responsibilities. Immediately before the date on which termination of this Agreement becomes effective:
(a)	The Provider shall hand over or deliver to, or relinquish the custody of, in favor of the successor of the Provider, all property, records and logs maintained at the Facilities;
(b)

The Provider shall provide its reasonable assistance to the Owner and the successor of the Provider to transfer the operations and maintenance of the Plants to the successor of the Provider in order to prevent, limit or mitigate any harm or disruption to the normal operations and maintenance of the Plants and the business of the Owner;

(c)

The Provider shall further use its reasonable endeavors to transfer to the successor of the Provider, effective as of the date on which termination of this Agreement its rights as Provider under all contracts entered into in the performance of its obligations under this Agreement;

(d)

Pending such transfer, and in relation to all other contracts relating to the operation and maintenance of the Facilities, the Provider shall hold its rights and interest thereunder in trust for and to the order of the successor of the Provider; and

(e)

To the extent that the Provider is not otherwise compensated for these transition services, and until completion of these transition services, the Provider will be paid its prorated share of the Management Fee from the Facilities on a monthly basis as if such payment obligation remained in place.

10.6

Notice to Lenders of an Owner Event of Default.  Anything in this Agreement notwithstanding, from and after the Effective Date, Provider shall not seek to terminate this Agreement pursuant to Section 10.4 without having given to Lenders (if any) a copy of any notices required to be given to the Owner at the same time as given to Owner, together with a request that Lenders cure any such default within the period provided for the same.  The Lenders shall designate in writing to Provider and Owner an agent (the “Agent”) for delivery of any such notices and any notice delivered to such agent shall be deemed to be effective upon personal delivery thereof, or delivery by facsimile to such location or locations as may be designated by Lenders or the Agent, or by international express delivery service.

10.7

Right of Lenders to Cure.  Upon receipt of a notice of Owner’s Event of Default as required by Section 10.6 above, Lenders may make, but shall be under no obligation to make, any payment or procure the performance of any act required to be made or performed by Owner, with the same effect as if made or performed by the Owner.  If the Lenders fail to cure or procure the cure of, or are unable or unwilling to cure or procure the cure of, any Owner Event of Default that is required to be cured pursuant to the provisions of this Agreement, then Provider shall have all its rights and remedies with respect to such default as set forth in this Agreement.

Article 11
LIMITATION ON LIABILITY

11.1

Maximum Liability of Provider.  Except as otherwise provided in this Section 11.1, and notwithstanding any other provision of this Agreement, the Provider’s total liability to Owner during any one year under this Agreement (whether based in indemnity, tort, negligence, strict liability, breaches of contract, warranty or otherwise, unless due to intentional torts, fraud, bad faith, gross negligence, or willful misconduct) shall not exceed one hundred percent (100%) of the aggregate fees that have been paid to Provider over such one year period.  Provider’s total liability due to intentional torts, fraud, bad faith, gross negligence, or willful misconduct shall not be capped.  No carry forward of unused liability shall be permitted from one year to the next.

In no event, whether as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, shall Provider or its subcontractors or suppliers be liable for loss of business, loss of profit or revenues, or goodwill, loss of use of any part, the Facilities or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, claims of Owner’s customers for such damages, or with respect to Owner or its customers for any special, consequential, incidental, indirect, punitive or exemplary damages, and Owner shall indemnify Provider against all such claims of Owner’s customers.

Except to the extent Provider has responsibility under Article 9 “Indemnification” or this Article 11, Owner waives rights of recovery against Provider, whether Owner’s claim is brought under breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise, for loss or damage to property of Owner.

For the purposes of this Article 11, the term “Provider” shall mean Provider, its parent, affiliates, members, subcontractors and suppliers of any tier, and their respective agents and employees, whether individually or collectively.  The provisions of this Article 11 shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising this Agreement, except to the extent that such provisions further restrict Provider’s liability.

Article 12
INSURANCE

12.1

Provider Insurance Coverage.  With respect to the Facilities, during the term of this Agreement, Provider shall secure, and maintain, (except to the extent that a waiver is obtained from Owner) and subject to Applicable Law (including any additional cover or increased limits required by Applicable Law), the following minimum insurance at its own expense and including deductibles.

12.1.1

Worker’s Compensation.  Worker’s Compensation Insurance in an amount and upon terms and conditions to comply with applicable workers’ compensation and occupational disease laws in the state in which the Services are to be performed.

12.1.2	Employer’s Liability. Employer’s Liability Insurance with a limit of liability of not less than $1,000,000 for each occurrence.
12.1.3

Commercial General Liability Insurance.  Commercial General Liability Insurance covering operations on and away from the Facilities including bodily injury & property damage with a combined single limit per occurrence of $1,000,000 and $2,000,000 in the annual aggregate.  Such policy will include coverage for independent contractors, contractual liability, products and completed operations, broad form property damage, premises and operations, and deletion of “X”, “C”, and “U” exclusions, if applicable.  Said policy shall contain a severability of interest clause or a standard cross-liability endorsement.

12.1.4

Automobile Liability Insurance.  Automobile Liability Insurance covering all hired, leased, owned and non-owned vehicles for a “combined single limit” for bodily injury and property damage limit in an amount as required by Governmental Requirements, but in no event less than $1,000,000 per accident.  Such policy shall provide for loading and unloading coverage and shall contain appropriate no fault insurance provisions or other endorsements as are required under Applicable Laws and permits.  For Provider’s Subcontractors’ motor vehicles, such insurance may be effected by the subcontractor but the Provider shall be responsible for compliance with this Article 12.

12.1.5

Excess Umbrella Liability Insurance.  Excess Umbrella Liability Insurance coverage in excess of the limits and to follow terms in 12.1.2, 12.1.3 and 12.1.4 above, with a combined single limit for bodily injury and property damage of $30,000,000 for each occurrence and in the annual aggregate or other amount that is commercially reasonably available and acceptable to Owner, whose agreement shall not be unreasonably withheld, delayed or conditioned.

12.2

Additional Insureds.  All such insurance as required in this Article 12 (exclusive of workers’ compensation) shall name Owner and its subsidiaries, as may be applicable, and the Lenders and other financing parties, as additional insureds in accordance with the Project Agreements.  All such insurance shall be written as primary coverage, not contributing with and not in excess of coverage which Owner may carry.

12.3

Independent Contractor’s Coverages.  Provider shall require all of Provider’s independent contractors and subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing the Services, adequate coverage reasonably acceptable to Owner and to furnish Owner with acceptable evidence of such insurance upon request.  Owner shall have no responsibility for payment of premiums and claims with respect to such insurance.

12.4

Other Requirements.  All policies of Provider insurance provided for herein shall be issued by carriers with a Best rating of not less than A- and a financial size category of “VII” or such other carriers as Owner shall Approve (such Approval not to be unreasonably withheld), and the terms of coverage shall be as evidenced by certificates to be furnished to Owner.  Such certificates shall provide that thirty (30) calendar days written notice shall be given to Owner prior to cancellation or material alteration of any policy, except with respect to a cancellation due to non-payment of premium, in which case the prior written notice shall be given ten (10) calendar days in advance.

12.5

Owner Insurance Coverage.  In respect to the Facilities and the Owner, the Owner shall be responsible for any deductible, and shall secure and maintain insurance coverage, with carriers who have a Best rating of not less that A- and a financial size category of “VII” or such other carriers as Provider shall Approve (such Approval not to be unreasonably withheld) and such coverage shall be as follows:

(a)	Workers’ Compensation covering all of Owner’s employees;
(b)	Employer’s Liability, covering all of Owner’s employees with a minimum limit per occurrence of $1,000,000;
(c)

Owner shall be solely responsible for risk of loss to first party property owned by Owner, including but not limited to transit and marine transit, machinery breakdown and all resultant damage including business interruption. Provider is hereby released from any responsibility for any underinsured or uninsured loss including deductibles;

(d)

Commercial General Liability and Excess Liability combined, in a minimum amount of $21,000,000 per occurrence and in the annual aggregate or other amount that is commercially reasonably available and acceptable to Provider, whose agreement shall not be unreasonably withheld, delayed or conditioned; and

(e)

Environmental insurance providing coverage against sudden and accidental pollution, with limits of not less than $5,000,000.  Such policy shall name Olympus Stronghold Services, LLC and its affiliates as an additional insured with waiver of subrogation granted.

It is intended that Owner will provide through its insurance for all claims relating to the physical damage of the Facilities and environmental liability arising from operation of the Facilities and that Provider shall not be required to carry any such insurance with respect to events covered under Owner’s insurance with respect to coverage under sections (c) and (e) above.

Section 12.5(d) and (e) insurances listed above shall name Provider, its Affiliates, and their respective employees, agents including contractors and directors as “Additional Insureds” and Owner and Affiliates as “Named Insureds” in connection with claims arising out of or relating in any way to Provider’s presence on the Site or for the Services to be performed pursuant to this Agreement only.

12.6

Proof of Insurance. Annually, on their respective insurance renewal dates, the Owner and the Provider shall each provide the other with evidence (including certificates of insurance) that their respective coverage required to be carried under this Article 12 is in full force and effect.

All policies of Provider insurance provided for herein shall have a Best rating of not less than A- and a financial size category of “VII” or such other carriers as Owner shall Approve (such Approval not to be unreasonably withheld), and the terms of coverage shall be as evidenced by certificates to be furnished to Owner.  Such certificates shall provide that thirty (30) calendar days written notice shall be given to Owner prior to cancellation or material alteration of any policy, except with respect to a cancellation due to non-payment of premium, in which case the prior written notice shall be given ten (10) calendar days in advance.

12.7	Form and Content of Insurance. Unless Owner and Provider are affiliated companies, all policies with respect to insurance provided pursuant to this Article 12 shall be as follows:
(a)

Non-Recourse and Primary Status.  All insurance shall provide that there will be no recourse against the Additional Insureds for the payment of premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments.  All insurance shall additionally provide that such insurance is primary without right of contribution from other insurance which might otherwise be available to an insured party.

(b)

Waiver of Subrogation.  All insurance maintained by Provider and Owner hereunder shall provide for a waiver of any right of subrogation by the insurers thereunder against Owner, Provider and Lenders and the officers, directors and employees, agents and representatives of each of them, and any right of the insurers to any set off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy.

(c)

Notice of Cancellation.  All insurance shall provide that it may not be canceled, non-renewed or materially changed without giving Owner, Provider and Lenders thirty (30) calendar days prior written notification thereof, except in cases of non-payment of premium for which ten (10) calendar days prior written notice shall be provided (unless a longer notice period for non-payment is agreed to by the relevant insurer).

12.8	Additional Insurance Provisions.
(a)

Compliance and Notification.  Both Parties shall comply with terms and conditions of the said policies of insurance and all reasonable requirements of the other Party or the insurers in connection with the settlement of claims, the recovery of losses and the prevention of accidents.

(b)

Failure to Maintain Insurance.  If either party fails to maintain any insurance that it is required to maintain hereunder, then the other Party (and without prejudice to any other right or remedy) may at its sole option obtain such insurance and, in such event, the party failing to maintain such insurance shall reimburse the other party upon demand for the cost thereof.

(c)

Subcontractor Insurance.  Provider shall require all subcontractors and suppliers to obtain, maintain and keep in force, prior to entry on the Site and during the time in which they are engaged in performing work or services, insurance coverage complying with this Article 12 in such other insurance amounts as are reasonably acceptable to Owner.

Article 13
FORCE MAJEURE

13.1

Definitions.  An event of Force Majeure as used herein means an event specified below which (i) delays or makes impossible the performance of one or more of a Party’s obligations hereunder, (ii) occurred without the fault or gross negligence of the Party claiming Force Majeure and (iii) which could not have been prevented or avoided by the exercise of reasonable care under the circumstances and includes, but is not necessarily limited to, acts of God, acts of the public enemy, terrorism, strikes or stop work actions which extend beyond the Site and which are not instigated by employees or subcontractors of Provider, acts of a court or a governmental authority, hurricanes, tornadoes, earthquakes, floods, riots, rebellion, sabotage, defective design of equipment or the Facilities, latent defects in equipment, unforeseen equipment breakdown, interruption of electronic transmission service, lack of fuel arising from Owner’s failure to supply same as required herein due to an event of Force Majeure, changes, after the date hereof, in laws, regulation or ordinances which would prevent or render impractical the operation of the Facilities or prevent Provider or Owner from performing their respective obligations under this Agreement, vandalism, or other similar events beyond the reasonable control of the party claiming force majeure (collectively, “Force Majeure”).  Strikes or work stoppages of Provider’s employees or those of its Subcontractors which are limited to such employees shall qualify as Force Majeure events hereunder.

13.2

Force Majeure Event Procedure.  In the event that either party is rendered unable, wholly or in part, by an event of Force Majeure, to perform any of its obligations under this Agreement, the party seeking Force Majeure protection shall give notice to the other party as soon as practicable, which notice shall set out the particulars of the alleged event of Force Majeure.  The obligations of the party claiming Force Majeure, so far as they are affected by such event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer.  Neither party shall be relieved from any obligation to make payment to the other for expenses or liabilities already incurred.  Owner shall continue to make payments pursuant to Article 5 of this Agreement as long as Provider continues to perform the Services, provided, however, that if the event of Force Majeure does not end or materially abate within one hundred sixty (160) calendar days, the parties shall meet and negotiate in good faith regarding the continuation of the Services during the period of Force Majeure and any payments associated therewith.

13.3

Mitigation and Closing.  The parties will use reasonable efforts to remedy and mitigate the effects of any Force Majeure event and diligently pursue such efforts.  The party claiming Force Majeure shall have the burden of establishing the existence of such event by a preponderance of the evidence.  An event of Force Majeure which continues for one hundred eighty (180) calendar days may be deemed by the party not claiming the Force Majeure event to be a permanent closing of the Facilities and shall be treated as provided for under Section 6.3; provided, however, that the party not claiming the Force Majeure event may, at its sole discretion, extend such period if the party claiming the Force Majeure event is exercising commercially reasonable efforts to cure the condition of Force Majeure.

Article 14
DISPUTES

14.1

Negotiation.  All disputes arising in connection with the Agreement shall be settled, if possible, by negotiation of the parties.  If the matter is not resolved by negotiations, either Party may by the giving of written notice, cause the matter to be referred to a meeting of appropriate higher management of the Parties.  Such meeting shall be held within ten (10) business days following the giving of the written notice.

14.2

Mediation.  If the matter is not resolved within twenty (20) business days after the date of the notice referring the matter to appropriate higher management, or such later date as may be mutually agreed upon, the dispute may be submitted to non-binding mediation at the mutual agreement of the Parties.  In the event of mediation, mediator fees shall be shared equally by the Parties.

14.3

Litigation.  If the matter is not resolved through such mediation, the Parties may then, subject to the terms of this Agreement, commence legal action in a state or federal court located within the State of New York of the United States District Court for the Southern District of New York in order to resolve the dispute.

14.4

General.  Notwithstanding the foregoing, each Party shall have the right at any time, at its option and where legally available, to commence an action or proceeding in a court of competent jurisdiction, subject to Section 14.3 of this Agreement, in order to seek and obtain a restraining order or injunction, but not monetary damages, whether special, consequential, incidental, indirect, punitive or exemplary damages, to enforce the confidentiality provisions set forth in Article 16.13.  For the avoidance of doubt, neither party shall be entitled to recover and hereby waive their right, if any, to any consequential, exemplary, indirect, punitive or special damages, either in arbitration or litigation in connection with any dispute relating to this Agreement.

Article 15
ASSIGNMENT

15.1

Assignment.  Except as set forth below, this Agreement may not be assigned by either party without the prior written consent of the other; provided, however that Owner shall have the right to transfer, in whole or in part, by way of assignment or novation to any affiliated company its rights and/or obligations under this Agreement without the prior written consent of Provider with notice to Provider.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
15.2

Financing Assignments.  Owner shall have the right to assign this Agreement to any Lender providing construction, interim, or long-term debt financing for the Facilities.  If Owner shall assign this Agreement pursuant to this Section 15.2, then Provider agrees to enter into a direct agreement for the benefit of Lenders recognizing such assignment and containing provisions for notice, opportunity to cure, and such other provisions as are customary in like agreements.

15.3

Other Assignments.  Subject to provisions 15.1 and 15.2 above, any other assignments by either the Owner or Provider shall be subject to the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld, conditioned or delayed.

Article 16
MISCELLANEOUS

16.1

Notices.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the mail, postage prepaid, or when sent by registered or certified mail, return receipt requested, or by telecopier or courier, addressed to the parties at the following addresses:

If to Owner:	Stronghold Digital Mining Holdings LLC

595 Madison Avenue, 28th Floor

New York, NY, 10022

Attention: Matt Usdin, General Counsel

If to Provider:	Olympus Stronghold Services, LLC

19 Headquarters Plaza

West Tower, 8th Floor

Morristown, NJ 07960

Attention: General Counsel

Phone/Fax:

or in each case to such other address as either party may from time to time designate in writing.  All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address.  Notice given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next regular business day of the recipient if received after the recipient’s normal business hours.

16.2

Independent Contractor.  Provider is an independent contractor and nothing in this Agreement shall be construed as creating a partnership or other employment relationship between Provider and Owner.  Except as specifically provided herein, Provider will not hold itself out as an agent or representative of Owner.  Provider, in its capacity as Provider, shall have no authority to bind or create any obligation on behalf of Owner.
16.3

Books, Records, Access Thereto.  Provider agrees: (i) to maintain adequate books, accounts and records with respect to the operation and maintenance of the Facilities in accordance with Generally Accepted Accounting Principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction thereof, (ii) to permit employees or agents of the Owner at any time to inspect the Facilities and the Site, and (iii) at any reasonable time and upon reasonable notice, to permit the Owner and its agents to examine or audit Provider’s accounts and records (but not privileged materials) and make copies and memoranda thereof for a period of three (3) years after expiration of any year; provided that Owner’s agents enter into a confidentiality agreement if reasonably requested by the Provider, which confidentiality agreement shall not affect adversely Owner’s right to use such information in connection with this Agreement or the operation of the Facilities.  It is agreed that this Agreement and all drafts hereof, and upon, execution of this Agreement, any correspondence between the parties and budgets relating to the operation of the Facilities, shall be considered Provider’s confidential information at all times.

16.4

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto as of the date of the execution of this Agreement, and no alteration, modification or interpretation of this Agreement shall be binding unless in writing and signed by both parties.

16.5

No Waiver.  No failure by either party to insist upon the strict performance of any term, covenant or condition of this Agreement, or to exercise any right or remedy upon breach of any provision hereof, and no acceptance of payment or performance during the continuation of any such breach, shall constitute a waiver of any term, covenant or condition herein or waiver of any subsequent breach or default in the performance of any terms, covenant, or condition herein.

16.6

Severability.  If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and/or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.  In the event a provision of this Agreement is found to be invalid or unenforceable, the parties will negotiate in good faith to agree on a lawful provision having as near the same economic effect as the unenforceable provision.

16.7

Governing Law, Jurisdiction of Courts.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws rules or principles, except Section 5-1401 and 5-1402 of the New York General Obligations Law.  OWNER AND PROVIDER IRREVOCABLY CONSENT

TO THE PERSONAL JURISDICTION OF THE NEW YORK STATE AND THE UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND EACH WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE REGARDING THE CHOICE OF FORUM, WHETHER BASED ON PERSONAL JURISDICTION, VENUE, FORUM NON CONVENIENS OR ON ANY OTHER GROUNDS.  OWNER AND PROVIDER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUTSIDE OF THE TERRITORIAL JURISDICTION OF SUCH COURTS BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO OWNER’S AND PROVIDER’S LAST KNOWN ADDRESS AS SHOWN IN THIS AGREEMENT WITH THE SAME EFFECT AS IF SUCH PARTY WERE A RESIDENT OF THE COUNTRY IN WHICH THE ACTION IS BROUGHT AND HAD BEEN LAWFULLY SERVED IN SUCH COUNTRY.  NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  OWNER AND PROVIDER FURTHER AGREE THAT FINAL JUDGMENT AGAINST EITHER OF THEM IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY PROCEEDING ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF SUCH JUDGMENT.

16.8

Further Assurances.  Owner and Provider agree to execute and deliver such other documents and papers and to do such other acts and things as may be reasonably necessary more fully to effect the intent and purposes of this Agreement.  Each party agrees to exercise its rights and perform its obligations hereunder in good faith.

16.9	Survival of Representations and Warranties. The representations and warranties made pursuant to Articles 7 and 8 shall survive execution of this Agreement for a period of two (2) years.
16.10

Captions.  All headings or captions appearing herein are for convenience only, shall not be considered a part of this Agreement, for any purpose or as, in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.

16.11

Conflicting Provisions.  In the event of any conflict between this document and any Appendix hereto, the terms and provisions of this document, as amended from time to time, shall control.  In the event of any conflict among the Appendices, the Appendix of the latest date shall control.

16.12

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.  Executed counterparts transmitted by telecopy shall be binding on the Parties.

16.13	Confidential and Proprietary Information.
16.13.1

At the time of furnishing confidential or proprietary information, the party furnishing such information will expressly designate by label, stamp, or other written communication that the information or documentation furnished is confidential.  The parties agree (i) to treat such information as confidential, (ii) to restrict the use of such information to matters relating to the performance of this Agreement and (iii) to restrict access to such information to such officers, directors and employees of Owner, Provider, Lenders and each of their respective agents whose access is necessary to the implementation of this Agreement.  Confidential information shall not be reproduced without the disclosing party’s prior written consent, and all copies of confidential information shall be returned to the disclosing party upon request, except to the extent that such information is to be retained pursuant to this Agreement.

16.13.2

The foregoing restrictions shall not apply to information which: (i) is contained in a printed publication which was released to the public prior to the date of this Agreement; (ii) is, or becomes, publicly known otherwise than through a wrongful act of a party hereto or their respective employees, or agents; (iii) is in possession of a party hereto or its employees, or agents prior to receipt from the disclosing party, provided that the person or persons providing the same have not had access to the information from the disclosing party; (iv) is furnished to others by the disclosing party without restrictions similar to those herein on the right of the receiving party to use or disclose; (v) is approved in writing by the disclosing party for disclosure by a receiving party or its agents or employees to a third party; or (vi) is independently generated and not derived from confidential information.

IN WITNESS WHEREOF, Owner and Provider have executed this Agreement in triplicate originals as of the date first set forth above.

STRONGHOLD DIGITAL MINING HOLDINGS, LLC (“Owner”)

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

Witness:

By:	/s/ Matt Usdin
Name:	Matt Usdin
Title:	General Counsel

OLYMPUS STRONGHOLD SERVICES, LLC (“Provider”)

By:	/s/ Sean P. Lane
Name:	Sean P. Lane
Title:	Authorized Representative

Witness:

By:	/s/ Rachel Lucera-Fein
Name:	Rachel Lucera-Fein
Title:	Office Manager

Appendix A

Definitions

As used in this Agreement, the terms set forth below shall have the following meanings:

“ACA” has the meaning set forth in the recitals.

“Accessories” means, collectively, tools, special tools, equipment, safety equipment, Spare Parts, including, without limitation, and other materials (excluding Consumables) required for the operation and maintenance of the Facilities.

“Accounting and HR Staff” means those staff utilized to provide accounting and human resources described in this Agreement, including, without limitation, one staff accountant, one human resources professional and one accounts payable clerk.

“Administrative Procedures” means the schedules, systems, reporting formats, and procedures to which the Provider shall, in its discretion, adhere in the performance of its administrative duties hereunder, to be established in accordance with Section 2.4.1.4.  Administrative Procedures include, among others, those procedures relating to the Facilities’ administration which are developed by the Owner and delivered to Provider after the Effective Date and as revised from time-to-time, including, but not limited to procurement, contracting and financial authority delegation, purchase order procedures, human resources procedures, facility accounts procedures, training procedures, environment, health and safety procedures, emergency response procedures, public relations procedures, security procedures and preventive maintenance procedures.

“Affiliate” means any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

“Agent” has the meaning set forth in Section 10.6.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Services” has the meaning set forth in Section 2.5.

“Annual Budget” has the meaning set forth in Section 4.3.

“Annual Operating Plan” means the underlying assumption and implementation plans as described in Section 4.1.

“Applicable Laws” means any law, ordinance, rule, regulation, permit or licenses of any government or political or administrative subdivision thereof, including the judicial or administrative interpretation or enforcement thereof which is applicable to the Services, the Facilities, the Site, Provider and/or Owner.

“Approval” means that the approving party has given prior consent in writing before action is taken based on such approval and “Approve” and “Approved” shall have correlative meanings.

1

“Asset Manager” has the meaning set forth in Section 3.2.5.

“Assumption Violation” means operation of the Facilities at Owner’s direction in violation of manufacturer’s recommendations for the Facilities.

“Bankruptcy” means a situation in which: (i) a party shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition, answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to, or acquiesce in the appointment of, any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of such party’s properties (the term “acquiesce” as used in this definition, includes, without limitation, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) calendar days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal bankruptcy law or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such party shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) calendar days, whether or not consecutive, from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty days, whether or not consecutive; (iii) a party shall admit in writing its inability to pay its debts as they mature; (iv) a party shall give notice to any Governmental Person of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

“Change in Law” means (a) the adoption, promulgation, modification or reinterpretation after the Effective Date of any Applicable Law or (b) the imposition after the Effective Date of any term or condition in connection with the issuance, renewal, extension, replacement or modification or any permit that in either case establishes requirements for the operation or maintenance of the Facilities that are more restrictive or more onerous than the most restrictive or most onerous requirements (i) in effect as of the Effective Date or (ii) specified in any applications or other documents filed in connection with applications for such permits.

“Change Order” means a document issued pursuant to Section 5.7 by Owner to Provider which (i) describes any change in the scope or pricing of the Services, (ii) authorizes Provider to implement such change, (iii) sets forth the impact of such change, and (iv) is incorporated into this Agreement when agreed to in writing and executed by Owner and Provider or Provider’s Plant manager.

“Consumables” means lubricants, chemicals, fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wires and such other materials (other than Accessories and Fuels) needed in the course of the operation and maintenance of the Facilities.

2

“Consumer Price Index” has the meaning set forth in Section 5.1.10.

“Cryptocurrency Miners” means crypto asset mining computers and related equipment that perform complex cryptographic “proof of work” calculations which are in turn rewarded with Bitcoin and other crypto-assets.

“Default Rate” means an interest rate per annum equal to the lesser of (a) two percent (2%) above the rate published in the Wall Street Journal as the prime commercial lending rate for major United States banks (whether such rate is called the “prime rate,” “base rate” or any other name), which is in effect (including changes therein) during the interest accrual period or (b) the maximum rate that may be charged under applicable law.

“Demobilization Fee” means, for the initial twelve (12) months following the Effective date, a fee equal to $500,000.  For each successive twelve (12) month period, the Demobilization Fee shall be reduced by $100,000 until such fee is reduced to zero dollars ($0).

“Digital Mining Operations” means the operations of Owner and its affiliates that relate to, or arise from, the hosting and support of Owner’s fleet of Cryptocurrency Miners located at datacenters to be constructed on the premises of the Plants.

“Direct Costs” means those costs arising from the operations and maintenance of the Facilities that are incurred by the Owner by way of purchase orders or direct billings to Owner accounts administered by the Provider.  Direct Costs include among other items, Materials and Service Costs, Major Systems Repairs, Accessories, Consumables, spare parts, replacement parts, and taxes.

“Early Termination Fee” has the meaning set forth in Section 6.3.

“Early Termination Notice” has the meaning set forth in Section 6.3.

“ECCA” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the preamble.

“Emergency” means any occurrence, in the reasonable judgment of Owner or Provider, as the case may be, that may arise that requires immediate action and which constitutes a serious actual or potential hazard to the safety of persons or property or may materially interfere with the safe, economical or environmentally sound operation of the Facilities.  Provider’s responsibilities as to Emergencies are set forth in Section 2.4.2.5 of this Agreement.

“Extraordinary Services” has the meaning set forth in Section 2.5.1.

“Facilities” has the meaning set forth in the recitals.

“Financial Agreements” has the meaning set forth in Section 2.5.6.

“Force Majeure” has the meaning set forth in Section 13.1.

3

“Fuel” means any waste coal, natural gas, diesel, biomass or other combustible feedstock used as fuel for the Facilities which is allowable under the operating permit and meets the manufacturer’s specification for the turbines and boilers, as applicable.

“Fuel Supply Contract(s)” means, collectively, all agreements as shall be in effect from time to time between Owner and any other Person for the provision or delivery of Fuel to the Facilities.

“Generating Unit(s)” means Owner’s electricity and steam generation units, as applicable, including but not limited to combustion turbines and steam turbines, boilers, hydroelectric turbines or wind turbines installed as part of a project.

“Good Management Practice” means those practices, methods and acts that would commonly be implemented or approved by prudent providers of ancillary services to power facilities similar to the Plants or operations similar to the Digital Mining Operations, in each case in the region in which the Plants and the Digital Mining Operations operate during the relevant time period, which, in the exercise of reasonable professional judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with the requirements of all applicable laws and regulations, good business practices, reliability, safety and timeliness (subject to the aforementioned standards).  Good Management Practice is not intended to be limited to the optimum or any one particular practice, method or act to the exclusion of all others, but rather to meet or exceed the standards set forth above.

“Good Utility Practice” means those practices, methods and acts that would commonly be implemented or approved by prudent Providers of independent power facilities similar to the Plants in the region in which the Plants operates during the relevant time period, which, in the exercise of reasonable professional judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with the requirements of all applicable laws and regulations, environmental laws, governmental authorities, owner’s procedures, equipment manufacturer’s recommendations, insurance requirements, operating manuals, good business practices, reliability, safety and timeliness (subject to the aforementioned standards).  Good Utility Practice is not intended to be limited to the optimum or any one particular practice, method or act to the exclusion of all others, but rather to meet or exceed the standards set forth above.

“Governmental Approval” means any authorization, consent, approval, ruling, permit, tariff, rate, certification, re-certification, exemption, filing, registration, contract, license, lease, easement, franchise, right-of-way or other right by or with any Governmental Person necessary for the construction, commissioning, testing, start-up, operation, maintenance, repair, and retrofit of the Facilities.

“Governmental Person” means any federal, state, county, municipal or other governmental authority, any political subdivision of any of the foregoing, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity.

4

“Governmental Requirement” means any statute, law, regulation, ordinance, rule, regulation, exemption, and order of a Governmental Person including, without limitation, the final, non-appealable judicial or administrative interpretation of any such statute, law, regulation, ordinances, rule, and order of all Governmental Persons.

“Hazardous Substances” means any substance or material which has been determined by any Governmental Person or Governmental Requirement to be capable of posing a risk of injury to health, safety or property, including, without limitation, all of those materials and substances designated as hazardous or toxic by any municipal, county, state or federal rule, law, or regulation.  Without limiting the generality of the foregoing, the term “Hazardous Substances” shall include asbestos or asbestos containing materials, polychlorinated biphenyls, all petroleum products and petroleum hydrocarbons, including, without limitation, petroleum products and hydrocarbons that have escaped from any tanks or other storage units, whether such tanks are located above or below ground level, hazardous waste identified in accordance with Section 3001 of the Federal Resource Conservation and Recovery Act of 1976, as amended, substances defined as “hazardous substances” or “toxic substances” or “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061, et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

“Hazardous Substances Claims” has the meaning set forth in Section 9.4.1.

“Initial Annual Budget” consists of separate budgets for the Plants and the Digital Mining Operations.

“Insolvency Event” has the meaning set forth in Section 10.1.4 or 10.3.3, as applicable.

“Insurance Amount” means that amount charged to Owner by Provider for insurance obtained by Provider pursuant to Sections 12.1, 12.2, 12.3 and 12.4 under this Agreement.

“Lenders” means those Persons providing construction and/or term financing to Owner with respect to the Facilities whose names and loan documents have been provided to Provider.

“Maintenance” means the preventive, routine, corrective and non-routine maintenance and repairs performed (i) on a basis to provide reasonable assurance of reliable, immediate and long-term, safe, and efficient operation, and (ii) by knowledgeable, adequately trained and experienced personnel utilizing proper and appropriate equipment and tools.

“Major System Repair” means the repair to or replacement of any piece of equipment needed to operate the Facilities at the levels of performance required pursuant to the terms of the manufacturers (adjusted for normal degradation) and the Power Purchase Agreement, if such repair or replacement (i) is the result of (a) an unscheduled or unplanned breakdown or failure of such equipment, or (b) a scheduled overhaul or rebuilding of such equipment (unless the cost of such overhaul or rebuilding has been incorporated into the Annual Budget), and (ii) has a cost in excess of Twenty-five Thousand Dollars ($25,000).  For the purpose of this definition, “equipment” shall include, without limitation, the turbines, boilers, heat recovery steam generators, exhaust ducting, environmental emissions equipment, electrical generators, blades, transformers and Owner’s interconnection facilities, as applicable, including auxiliary support systems for any of the

5

preceding, as well as any related civil works including, but not limited to, towers, foundations or dams; provided, however, a Major System Repair shall not include the replacement of Accessories and Consumables used in the ordinary course of the maintenance of the Facilities.

“Management Fee” has the meaning set forth in Section 5.1.1.

“Materials and Services Costs” means all reasonable Direct Costs and Reimbursable Expenses, as detailed in the applicable Annual Budget, including, without limitation: (i) the reasonable costs incurred for travel and subsistence of Provider’s personnel in connection with the performance of the Services; (ii) the reasonable cost of all Accessories, (iii) the reasonable cost of all Consumables used or consumed in the performance of the Services (other than Fuels and Utilities provided by the Owner) furnished to the Facilities; and (iv) all reasonable costs associated with specialists, consultants, subcontractors, material and equipment providers and other outside services and facilities incurred or procured in connection with the performance of the Services furnished to the Facilities or any part thereof.

“Mobilization Fee” means the one-time fee payable upon the Effective Date to compensate Provider for a portion of the start-up and hiring costs to comply with this Agreement.

“O&M Plant Staff” means those managers, skilled and unskilled personnel proposed to be hired as Provider’s employees and assigned to the Facilities by the Provider in order to perform the Services in accordance with this Agreement, including any person or persons hired by the Provider or its Affiliates to perform fuel services on behalf of the Project; generally understood to be operations & maintenance services.

“Off-Take Agreement” means any energy supply agreements related to the Digital Mining Operations, as well as any agreement between Owner and a third party relating to the sale of power or steam by the Owner to such third party including, but not limited to a Power Purchase Agreement.

“Operating Procedures” has the meaning set forth in Section 2.4.2.4.

“Operating Year” means a twelve-month period, commencing on the first day of January of each year and ending on the last day of December of each year; provided that the last such period shall end on the last day of the Term.

“Operations and Maintenance Manuals” has the meaning set forth in Section 2.4.3.8.

“Operations and Maintenance Services” has the meaning set forth in Section 2.4.

“Owner” has the meaning set forth in the preamble.

“Owner Agreements” means any agreements of Owner pertaining to its ownership and operation of the Facilities including but not limited to those documents set forth on Appendix B.

“Owner Event of Default” has the meaning set forth in Section 10.3.

“Panther Creek Plant” has the meaning set forth in the recitals.

6

“Parts” means those new, or refurbished parts meeting the standards of the original equipment manufacturer (OEM) supplied by Owner to permit Provider to perform its Planned and unplanned Maintenance responsibilities on the Generating Units hereunder.

“Party” or “Parties” has the meaning set forth in the preamble.

“Payroll Costs” has the meaning set forth in Section 5.1.7.

“Person” means any individual, corporation, limited liability company, private limited company, partnership, or other legal entity.

“Planned Maintenance” means, with respect to the Generating Units, the periodic inspection, testing, repair, and/or overhaul and/or replacement of components due to wear and tear in accordance with the equipment manufacturers’ and/or designers’ recommendations and/or Good Utility Practice, but does not include repairs or replacements resulting from repairs or replacements of non-scope items, unplanned Maintenance, Routine Maintenance or extra work.  For purposes of this Agreement, Planned Maintenance does not include the provision by Provider of Parts required for the scope of Planned Maintenance.  Provision of such Parts is the responsibility of Owner.

“Plant” has the meaning set forth in the recitals.

“Plant Income” means for any period, all revenues received or accrued by Owner during such period from (a) the sale or electric energy and capacity from a Plant (b) the sale of excess natural gas pipeline transportation capacity or excess electricity transmission capacity related to a Plant by Owner, (c) proceeds of delayed opening insurance to the extent that such proceeds are provided to Owner as compensation for lost revenues from a Plant during such period and (d) all other income from a Plant, however earned, by Owner, all to the extent properly allocable to such period in accordance with Generally Accepted Accounting Principles, consistently applied.

“Plant Site” means the parcels of land located at the site on which a Plant is situated, as more particularly described in certain of the Project Agreements.

“PPA” or the “Power Purchase Agreement” means any agreement between Owner and Owner’s power customer that presently exists, or will exist in the future during the term of the Agreement.

“Project Agreements” means and includes those agreements listed in Appendix B, including any Off-Take Agreements, any PPA or other Owner’s Agreements as amended from time to time, and provided to Provider by Owner prior to the Effective Date or within a timely manner after execution of such agreements.

“Provider” has the meaning set forth in the preamble.

“Provider Demobilization Costs” means those costs incurred by Provider following early termination of this Agreement to de-mobilize the Site, including removal of equipment, winding up of outstanding sub-contracts, employee severance and relocation costs, and other expenses associated with Provider’s departure from the Site.

7

“Provider Event of Default” has the meaning set forth in Section 10.1.

“Records” has the meaning set forth in Section 5.1.13.

“Reimbursable Expenses” has the meaning set forth in Section 5.1.5.

“Review” means that the reviewing party shall be made aware of, and have a right to comment upon, the matter involved but that such comments may be accepted or rejected by the other party.

“Routine Maintenance” means maintenance of a regular, preventive or minor nature that is performed periodically, during scheduled shutdowns of the Generating Units or during operation of such Generating Units, to maintain the Generating Units and other Facilities equipment in working order on a day-to-day basis without the need for an unplanned outage or during operation, to maintain equipment in working order on a day-to-day basis without the need for an outage, including but not limited to inspection, lubrication, calibration, adjustment, minor leak repair, provision of fluids, greases, and resins, cleaning and replacement of operational spares, filters, strainers and cartridges, maintenance or replacement of sensors, fuses, thermocouples, gauges, switches, and light bulbs, and other similar preventive, routine or minor work.

“Run-off Costs” means any cost incurred by the Provider or its agents in connection with the provision of any insurance under this Agreement that arises from an event or occurrence that takes place during the Term but that is incurred or realized after this Agreement is terminated pursuant to its terms.

“Safety and Security Procedures” has the meaning set forth in Section 2.4.2.9.

“Scheduled Outage” has the meaning assigned to it in Appendix E-3 of the PPA.

“Scrubgrass Plant” has the meaning set forth in the recitals.

“Services” means Operations and Maintenance Services together with Ancillary Services, as required by the Facilities.

“Site” means the real property on which a Plant is located.

“Spare Parts” means those items of capital equipment, and parts and components of capital equipment, which are being held for future use as replacements for similar or like items currently being used in the Facilities.

“Staffing Plan” means the plan for quantities, assignments, identities, job descriptions and durations of the personnel for the Facilities, including key personnel, to be included in each Annual Operating Plan.

“Subcontractors” means those persons or entities who have a contract or arrangement with Provider, whether directly or by assignment, or with any subcontractors or vendors of Provider of any tier, for the performance of any work with respect to the Facilities.

8

“Term” means the term of this Agreement as determined pursuant to Section 6.1.

“Termination Payment Amount” means the amount payable by Owner to Provider upon termination of this Agreement by Provider for an Owner Event of Default, as more fully described in Section 10.4.

“Unplanned Maintenance Event” means any forced outage, partial forced outage, emergency, or any reduction or interruption of the Facilities’ generating capacity not attributable to the negligence of Provider or a Planned Maintenance outage.

“Wages” has the meaning set forth in Section 5.1.7.

“Year” means a calendar Year commencing on January 1 and ending on December 31 and references to month or months shall be construed accordingly.

9

Appendix B

Owner’s Project Agreements List

1